UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ryerson Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2019 PROXY STATEMENT

& NOTICE OF ANNUAL MEETING

227 W. Monroe St., 27th Floor
Chicago, Illinois 60606

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

Wednesday, April 24, 2019 2:00 p.m. Central Time

JW Marriott Houston Downtown

806 Main Street

Houston, Texas 77002

March 13, 2019

To our Stockholders:

You are cordially invited to the 2019 annual meeting of stockholders of Ryerson Holding Corporation scheduled to be held on Wednesday, April 24, 2019, at 2:00 p.m. Central Time at JW Marriott Houston Downtown, 806 Main Street, Houston, Texas 77002. At the meeting, we will consider:

•	The election of two directors;
•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;
•	The approval of the Amended and Restated 2014 Omnibus Incentive Plan; and
•	Such other business as may properly come before the meeting.

Stockholders who owned shares of our stock at the close of business on March 1, 2019 can vote on these proposals.

Your vote is important regardless of the number of shares of stock you own. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date and return, or submit your voting instructions by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you plan to attend the meeting and prefer to vote at that time, you may do so. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the ratification of the appointment of Ernst & Young LLP unless you have provided voting instructions.

Mark S. Silver

Executive Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2019: THIS PROXY STATEMENT AND THE
ANNUAL REPORT ARE AVAILABLE AT http://www.proxyvote.com.

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RYERSON HOLDING CORPORATION

From its modest start in 1842, Ryerson has grown into an intelligent network of service centers with leading capabilities to serve customers’ industrial metal supply chain needs. Ryerson has survived the Great Chicago Fire, weathered economic downturns, and evolved with changing markets. Ryerson is passionate about profitably providing consistently great customer experiences.

Ryerson Holding Corporation (“Ryerson,” the “Company,” “we,” “us” or “our”) is furnishing this proxy statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our board of directors (the “Board”) for use at our 2019 annual meeting of stockholders, which will be held on Wednesday, April 24, 2019, at JW Marriott Houston Downtown, 806 Main Street, Houston, Texas 77002.

Our common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol ‘RYI’. The Company’s fiscal year ends on December 31 of each calendar year. Our corporate headquarters is located at 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, and our website address is www.ryerson.com. Please note that the information on our website is not, and shall not be deemed to be, a part of this proxy statement nor, by reference or otherwise (except to the extent we specifically incorporate it by reference), incorporated into any other filings we make with the Securities and Exchange Commission (“SEC”).

On August 13, 2014, we completed an initial public offering of 11 million shares of our common stock (the “IPO”). Prior to that time, all of our common stock was held by affiliates of Platinum Equity, LLC (together with such affiliates, “Platinum”), which still own approximately 56% of Ryerson’s common stock. For additional information regarding Platinum’s ownership, see below under “Ownership of More Than 5% of Ryerson Stock,” on page 48.

As the context requires, “Ryerson,” the “Company,” “we,” “us” or “our” may also include the direct and indirect subsidiaries of Ryerson Holding Corporation.

ANNUAL MEETING INFORMATION

This proxy statement contains information we must provide to you under the rules of the SEC and the NYSE in connection with the solicitation of proxies by our Board for the 2019 annual meeting of stockholders. It is designed to assist you in voting your shares of our stock. We will begin sending notice of the availability of these proxy materials on or about March 13, 2019.

Who May Vote?

You may vote if you were the holder of record of shares of our common stock at the close of business on March 1, 2019. You are entitled to one vote on each matter presented at the 2019 annual meeting of stockholders for each share of our stock you owned at that time. If you held stock at that time in “street name” through a broker, bank or other institution, you must either provide voting instructions to the holder or obtain a proxy, executed in your favor, from the holder to be able to vote those shares at the meeting.

Each share of Ryerson common stock is entitled to one vote. As of the close of business on March 1, 2019 (the record date for determining stockholders entitled to vote at the annual meeting), we had 37,444,005 shares of common stock outstanding and entitled to vote.

Who May Attend the Meeting?

You are entitled to attend our 2019 annual meeting if you were the holder of record of shares of our common stock at the close of business on March 1, 2019 or if you hold a valid proxy for the annual meeting. You should be prepared to present photo identification (a driver’s license or passport is preferred) for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you also may attend our 2019 annual meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the meeting.

The annual meeting will occur at JW Marriott Houston Downtown, 806 Main Street, Houston, Texas 77002, and will begin promptly at 2:00 p.m. Central Time, and you should allow ample time for check-in procedures. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All items may be subject to search.

What Am I Voting On?

You are voting on:

•	The election of two directors;
•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;
•	The approval of the Amended and Restated 2014 Omnibus Incentive Plan; and
•	Such other business as may properly come before the meeting.

How Do I Vote?

If your shares of stock are registered directly in your name, you are considered a stockholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us. Stockholders of record can vote in advance of our annual meeting by requesting a proxy card to sign, date and return or by submitting voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials you received or this proxy statement for specific instructions on how to cast your vote by any of these methods. You may obtain directions to the location of our 2019 annual meeting by contacting us at Investor Relations, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5130.

If you hold your shares of stock through a broker, bank or other institution, you are considered the beneficial owner of stock held in “street name” and you will receive your notice from your broker, bank or other institution.

Stockholders of Record

For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Central Time on April 23, 2019. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

Stockholders of record can vote by:

•	Requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Central Time on April 23, 2019;
•	Submitting voting instructions via the Internet or telephone by 11:59 p.m. Central Time on April 23, 2019; or
•	Completing a ballot and returning it to the inspector of election during the annual meeting.

Instructions and contact information for each of these voting options can be found in our Notice of Internet Availability of Proxy Materials.

The Internet and telephone voting procedures available to you are designed to authenticate stockholders’ identities, to allow stockholders to submit voting instructions and to confirm that stockholders’ voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stock Held in Street Name

If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker, bank or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures. Please note that if you hold your stock in street name, the broker, bank or other institution that holds the stock will not be able to vote your shares on any proposal other than the ratification of the appointment of Ernst & Young LLP unless you have provided voting instructions. If you hold your stock in street name and wish to vote at the meeting, you must obtain a proxy, executed in your favor, from the holder of record of the stock as of the record date.

What If I Do Not Provide Voting Instructions?

If you submit a valid proxy card, or validly submit voting instructions via the telephone or Internet, but you do not indicate your vote, your shares of stock will be voted FOR:

•	The election of the two directors named herein;
•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and
•	The approval of the Amended and Restated 2014 Omnibus Incentive Plan.

You also give the proxies discretionary authority to vote on any other business that may properly be presented at the annual meeting.

Can I Revoke or Change My Vote?

If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

•	Submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet by 11:59 p.m. Central Time on April 23, 2019; or
•	Attend the annual meeting and vote in person by ballot.

If you hold your stock in street name, you may revoke or change your proxy instructions prior to the vote at the annual meeting by submitting new voting instructions to your broker, bank or other institution in accordance with their procedures.

Who Are the Proxies and What Do They Do?

When you vote in advance of the annual meeting, you appoint Mr. Mark S. Silver, our Executive Vice President, General Counsel & Secretary, and Ms. Camilla R. Merrick, our Senior Counsel, as proxies, each with the power to appoint a substitute. You direct them to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card as your proxies will vote your shares of stock in accordance with your instructions. If you submit a valid proxy card or voting instructions but you do not indicate your vote, your shares of stock will be voted as described above under “What If I Do Not Provide Voting Instructions?” on page 3.

Is My Vote Confidential?

We have a confidential voting policy. Stockholders’ votes will not be disclosed to us other than in limited situations. The independent tabulator will collect, tabulate and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the independent tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

What Is the Quorum Requirement for the Annual Meeting?

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy.

How Are Abstentions, Withheld Votes and Broker Non-Votes Treated?

The election inspector will treat abstentions, withholds and “broker non-votes” as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to proposal two (the ratification of the appointment of Ernst & Young LLP), but not with respect to any other proposal. Abstentions and broker non-votes do not count as votes cast either for or against any of the proposals. A “withhold” vote with respect to any director nominee will have the effect of a vote against such nominee.

What Vote Is Required to Approve a Proposal?

Proposal One: A director nominee will be elected to the Board if the number of votes cast “for” the nominee’s election exceeds the number of votes “withheld” from or cast “against” the nominee’s election.

Proposal Two: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy vote in favor of the proposal.

Proposal Three: The Amended and Restated 2014 Omnibus Incentive Plan will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy vote in favor of the proposal.

Who Solicits Proxies and How Are They Paid?

The proxy accompanying this proxy statement is solicited on behalf of our Board for use at the annual meeting and Ryerson pays the expenses of soliciting the proxies. In addition to this solicitation by mail, our directors, officers and other employees may contact you by personal interview, telephone, electronic mail, facsimile, Internet or otherwise to obtain your proxy. These persons will not receive any additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding solicitation material. We have not retained the services of a proxy solicitor.

How Do You Determine Whether I Get One or More Paper Copies of the Proxy Materials?

To reduce the costs of printing and distributing proxy materials we are taking advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we send many stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of our proxy materials. This notice explains how you can access the proxy materials over the Internet, and also describes how to request to receive a paper copy of the proxy materials. If you have requested paper copies of the proxy materials, you may have received one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials for multiple stockholders in your household. This is because we and some brokers, banks and other record holders participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials and deliver only one copy to stockholders at one address unless we or they receive other instructions from you.

If these materials were delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or verbal request to Ryerson Holding Corporation, Investor Relations, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5130.

If you are receiving multiple copies and would like to receive only one copy for your household, you may make such request as follows:

•	If you are a stockholder of record, by contacting Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-866-540-7095; and
•	If you are a beneficial owner of stock, by contacting your broker, bank or other holder of record.

The Company’s proxy materials are also available at ir.ryerson.com.

ITEMS YOU MAY VOTE ON

1.Election of Directors

Our Board presently consists of seven directors, three of whom are independent under the NYSE Listed Company Manual and other NYSE rules and requirements (together, “NYSE rules”), and four of whom are affiliated with Platinum, which owns a majority of our outstanding common stock. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Board to be comprised of a majority of independent directors.

The Board is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class II Directors expire at the 2019 annual meeting, and two directors will be elected at the annual meeting to serve as Class II Directors for a three-year term expiring at the 2022 annual meeting or until their successors are duly elected and qualified.

For the 2019 annual meeting, the Board has proposed the following director nominees for election: Stephen P. Larson and Philip E. Norment.

Detailed information on each director nominee and continuing director is provided below under “Biographies” on page 14. If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee. If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board, either vote for the substitute nominee or nominees that the Board recommends, or the Board may reduce the number of directors to be elected at the meeting. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

Vote Required

Under our Bylaws, our directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. In an uncontested election, a director is elected if the votes cast “for” the director’s election exceed the votes “withheld” from or cast “against” the director’s election.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” the election of Stephen P. Larson and Philip E. Norment to serve as directors of the Company.

2.Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2019. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2006. Representatives of Ernst & Young LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the ratification of the appointment of Ernst & Young LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than Ernst & Young LLP could be secured to deliver any or all of the Company’s independent auditing services required in 2019. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2020.

The following table sets out the various fees for services provided by Ernst & Young LLP for 2018 and 2017. The Audit Committee pre-approved all of these services. For additional information, see the description of the pre-approval policies and procedures of the Audit Committee under “Pre-approval Policies,” below on page 22.

Annual Fees for 2018 and 2017

	Amounts
Description	2018	2017
Audit Fees(1)	$5,000,460	$4,486,080
Audit-related Fees(2)	$1,995	$1,995
Tax Fees(3)	$299,315	$354,905
Other Fees (4)	—	—

Total	$5,301,770	$4,842,980

(1)

Audit fees related to professional services rendered in conjunction with the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements, comfort letters, consents, and the audit of our statutory filings, and other services pertaining to SEC matters.

(2)

Audit-related fees related to professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including compliance-related matters, which are not specifically classified as audit fees, including such fees related to subscription fees for the audit firm’s online research tool.

(3)

Tax fees related to professional services performed by the independent auditor’s tax personnel and not included in audit fees or audit related fees, such as services related to tax audits, tax compliance and tax consulting and planning services. Tax fees primarily related to tax consulting and planning services related to international corporate structuring and transfer pricing relative to service charges from our U.S. operations to our Canadian subsidiary.

(4)	For 2018 and 2017, there were no fees billed by Ernst & Young LLP for services provided other than those described in the three preceding footnotes.

Ernst & Young LLP’s full-time, permanent employees conducted a majority of the audit of the Company’s 2018 financial statements. Leased personnel were not employed with respect to the domestic audit engagement.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the 2019 annual meeting, assuming that a quorum is present.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

3.Approval of the Amended and Restated 2014 Omnibus Incentive Plan

Overview of Proposal

Our 2014 Omnibus Incentive Plan, or 2014 Plan, was originally adopted by our Board on August 6, 2014.  On February 20, 2019, our Compensation Committee approved an amendment and restatement of the 2014 Omnibus Incentive Plan, which we refer to as the Amended and Restated 2014 Plan, subject to approval by our stockholders.  The 2014 Plan has been an important factor in attracting, retaining, motivating, and rewarding certain employees, officers, directors and consultants by closely aligning the interests of such individuals with those of our stockholders.  We are asking our stockholders to approve the Amended and Restated 2014 Plan at the 2019 annual meeting that would:

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Increase the number of shares of common stock reserved for issuance from 1,695,000 to 3,495,000, subject to adjustment as provided in the plan and an equivalent increase to the number of shares of common stock available for grant pursuant to incentive stock options;

•	Extend the expiration date of the plan to February 20, 2029;
•

Remove certain performance and cash-based awards previously available for grant under the plan that were designed for compliance with the exception from deduction limit for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which was repealed by the Tax Cuts and Jobs Act, signed into law December 2017; and

•

Allow the Company to withhold shares to cover tax withholding obligations based on either the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable award holder’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules.

We believe that increasing the share reserve under the 2014 Plan and extending the expiration date to facilitate continued use of the 2014 Plan will allow us to further the purpose of the plan and our compensation philosophy.

If our stockholders approve this proposal, the amended and restated plan will become effective as of the date of stockholder approval. If our stockholders do not approve this proposal, the amendment and restatement of the 2014 Plan described in this proposal will not take effect and our 2014 plan will continue to be administered in its current form.  Further, if stockholders do not approve this proposal, our ability to attract, reward and retain valuable employees will be restricted as we would not have a sufficient number of shares of common stock to make future equity grants.

Rationale for Approving the Amended and Restated 2014 Plan

Our Board believes that approval of the Amended and Restated 2014 Plan is essential to our continued success.  The additional 1,800,000 shares of common stock our Compensation Committee has reserved for issuance under the Amended and Restated 2014 Plan represent approximately 4.8% of our outstanding shares of common stock on a fully diluted basis as of the record date, March 1, 2019.  Our Board believes that compensation of the type available for grant under the Amended and Restated 2014 Plan, a stock-based incentive plan, furthers our goal of creating long-term value for our stockholders by fostering an ownership culture that encourages a focus on long-term performance, retention, and stockholder value-creation, and exposes participants to economic diminishment if our share performance lags.

Alignment of the Amended and Restated 2014 Plan with the Interests of the Company and our Stockholders

Our Board believes that using long-term incentive compensation, including equity compensation, to retain and motivate our key employees is critical to the achievement of our long-term goals and it considered the following factors, among other things, when adopting the Amended and Restated 2014 Plan:

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our belief that the Amended and Restated 2014 Plan will serve a critical role in attracting, retaining and motivating high caliber employees, officers, directors and other service providers essential to our success and in motivating these individuals to enhance our growth and profitability;

•	our belief that share ownership by employees provides performance incentives and fosters long-term commitment to our benefit and to the benefit of our stockholders; and
•

our belief that equity compensation, by its very nature, is performance-based compensation, and that the Amended and Restated 2014 Plan reflects our pay-for-performance philosophy and motivates our employees to enhance our growth and profitability.

Key Features of the Amended and Restated 2014 Plan

The Amended and Restated 2014 Plan and our related governance practices and policies include many features that are designed to protect stockholder interests.  A summary of these features follows, and a more detailed description of the features is included under the heading “Summary of the Amended and Restated 2014 Plan” below.  The summaries in this proposal do not provide a complete description of all the provisions of the Amended and Restated 2014 Plan and are qualified in their entirety by reference to the full text of the Amended and Restated 2014 Plan, which is attached to this proxy statement as Appendix A.

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Fixed Reserve of Shares. The number of shares of common stock available for grant under the Amended and Restated 2014 Plan is fixed and will not automatically increase because of an “evergreen” feature, meaning stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation program.

•	No Repricing. The Amended and Restated 2014 Plan prohibits the repricing of awards without stockholder approval.
•

No Liberal Definition of “Change in Control.” The change in control definition contained in the Amended and Restated 2014 Plan is not a “liberal” definition that would be triggered on stockholder approval of a transaction.

•	Limitation on Term of Stock Options and Stock Appreciation Rights. The maximum term of a stock option or stock appreciation right under the Amended and Restated 2014 Plan is 10 years.
•

No Dividends or Dividend Equivalents on Unearned Awards.  If the Company were to pay cash dividends and share dividends, such dividends paid on shares of restricted stock will be withheld by the Company and will be subject to vesting and forfeiture to the same degree as the shares of restricted stock to which such dividends relate.

•	Clawback. Awards granted under the Amended and Restated 2014 Plan will be subject to any Company’s clawback and/or recoupment policies in effect or as otherwise required by applicable law.
•

Limitation on Amendments.  Amendments to the Amended and Restated 2014 Plan must be approved by our stockholders if stockholder approval is required by applicable law or the applicable rules of the national securities exchange on which our shares are principally listed or if the amendment would diminish the prohibitions on repricing stock options or stock appreciation rights.

•	No Automatic Grants. The Amended and Restated 2014 Plan does not provide for automatic grants to any participant.
•	No Tax Gross-Ups. The Amended and Restated 2014 Plan does not provide for any tax gross-ups.

Key Data

The following table includes information regarding our outstanding awards and shares of common stock available for future awards under the 2014 Plan as of February 28, 2019:

2014 Plan
Total shares of common stock underlying outstanding stock options	—
Total unvested shares of restricted stock outstanding	—
Total unvested restricted stock units outstanding(1)	878,912
Shares of common stock available for future issuances	379,883
(1)

Includes performance- and time-vested restricted stock units.  Shares subject to restricted stock units are not are included in our outstanding common stock until vested. Performance-vested restricted stock units are assumed to vest at the maximum potential payout.

The Compensation Committee carefully monitors our annual burn rate and total dilution by granting only the number of stock-based awards that it believes is necessary to attract, reward and retain key employees, officers and other service providers.  Burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock incentive plan.  Over the last three years, we have maintained an average burn rate of 0.96% of common stock outstanding per year.  Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our stock plans.  The following table shows our burn rate and dilution percentages over the past three years:

Key Equity Metrics	2016	2017	2018
Burn Rate(1)	1.00%	0.90%	0.96%
Dilution(2)	1.46%	2.15%	2.37%

_______________________________________________________________________________

(1)

Burn rate is calculated by dividing the number of shares of common stock subject to equity awards granted during the fiscal year by the weighted average number of shares of common stock outstanding during the fiscal year.

(2)

Dilution is calculated by dividing the number of shares of common stock subject to equity awards outstanding at the end of the fiscal year by the number of shares of common stock outstanding at the end of the fiscal year.

Summary of the Amended and Restated 2014 Plan

The following is a summary of certain material features of the Amended and Restated 2014 Plan.

Purpose.  The purpose of the Amended and Restated 2014 Plan is to give us the ability to attract, retain, motivate and reward certain officers, employees, directors and consultants and to provide a means whereby officers, employees, directors and/or consultants can acquire and maintain ownership of our common stock or be paid incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and that of our affiliates and promoting an identity of interest between our stockholders and these persons and encouraging such eligible persons to expend maximum effort in the creation of stockholder value.

The following summary is not a complete description of all provisions of the Amended and Restated 2014 Plan and is qualified in its entirety by reference to the Amended and Restated 2014 Plan, the final version of which is attached to this proxy statement as Appendix A.

Plan Administration.  The Amended and Restated 2014 Plan will be administered by our Compensation Committee.  Our Compensation Committee will have the authority, among other things, to select participants, grant awards, determine types of awards and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make all decisions and determinations as deemed necessary or advisable for the administration of the Amended and Restated 2014 Plan.  Our Compensation Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Amended and Restated 2014 Plan and to the extent permitted by applicable law, to our officers or employees, although any award granted to any person who is not our employee or who is subject to Section 16 of the Exchange Act, must be expressly approved by the Compensation Committee.  Our Compensation Committee’s actions will be final, conclusive and binding.

Authorized Stock.  A total of 3,495,000 shares of common stock will be reserved and available for issuance under the Amended and Restated 2014 Plan, subject to adjustment in accordance with the terms of the Amended and Restated 2014 Plan.  The number of shares of common stock reserved and available for issuance under the Amended and Restated 2014 Plan is subject to adjustment, as described below.  The maximum number of shares of common stock that may be issued in respect of incentive stock options will be 3,495,000.  Common stock issued under the Amended and Restated 2014 Plan may consist of authorized but unissued stock or previously issued common stock.  Common stock underlying awards that are settled in cash, expire or are canceled, forfeited, or otherwise terminated without delivery to a participant will again be available for issuance under the Amended and Restated 2014 Plan.  Common stock withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the Amended and Restated 2014 Plan.

Individual Limits.  The maximum number of shares of common stock that may be subject to awards granted to any non-employee director in any one calendar year may not exceed 20,000.

Types of Awards.  The types of awards that may be available under the Amended and Restated 2014 Plan are described below.  All of the awards described below will be subject to the terms and conditions determined by our Compensation Committee in its sole discretion, subject to certain limitations provided in the Amended and Restated 2014 Plan.  Each award granted under the Amended and Restated 2014 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options.  A non-qualified stock option is an option that is not intended to meet the qualifications of an incentive stock option, as described below.  An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by our Compensation Committee on the grant date.  The term of a non-qualified stock option will be set by our Compensation Committee but may not exceed 10 years from the grant date.  The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check, (ii) by delivery of stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) by any other means approved by our Compensation Committee.  The Amended and Restated 2014 Plan also provides that participants terminated for “cause” (as such term is defined in the Amended and Restated 2014 Plan) will forfeit all of their non-qualified stock options, whether or not vested.  Participants terminated for any other reason will forfeit their unvested non-qualified stock options, retain their vested non-qualified stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested non-qualified stock options, unless such non-qualified stock options expire sooner.  The Amended and Restated 2014 Plan authorizes our Compensation Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion.

Incentive Stock Options.  An incentive stock option is a stock option that meets the requirements of Section 422 of the Code.  Incentive stock options may be granted only to our employees or employees of certain of our subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% stockholder) of a share of common stock on the grant date and a term of no more than 10 years (or 5 years with respect to a 10% stockholder).  The aggregate fair market value, determined at the time of grant, of our common stock subject to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000.    The Amended and Restated 2014 Plan also provides that participants terminated for “cause” will forfeit all of their incentive stock options, whether or not vested.  Participants terminated for any other reason will forfeit their unvested incentive stock options, retain their vested incentive stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested incentive stock options, unless such incentive stock option expires sooner.  The Amended and Restated 2014 Plan authorizes our Compensation Committee to provide for different treatment of incentive stock options upon termination than that described above, as determined in its discretion.

Stock Appreciation Rights.  A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of our common stock on the exercise date and the base price of the stock appreciation right that is set by our Compensation Committee on the grant date, multiplied by the number of shares of common stock subject to the stock appreciation right.  The term of a stock appreciation right will be set by our Compensation Committee but may not exceed 10 years from the grant date.  Payment to a participant upon the exercise of a stock appreciation right may be either in cash, stock or property as specified in the award agreement or as determined by our Compensation Committee.  The Amended and Restated 2014 Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested.  Participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights, unless such appreciation rights expire sooner.  The Amended and Restated 2014 Plan authorizes our Compensation Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion.

Restricted Stock.  A restricted stock award is an award of restricted common stock that does not vest until a specified period of time has elapsed, and/or upon the achievement of performance or other conditions determined by our Compensation Committee, and which will be forfeited if the conditions to vesting are not met.  During the period that any restrictions apply, transfer of the restricted common stock is generally prohibited.  Unless otherwise specified in their award agreement, participants generally have all of the rights of a stockholder as to the restricted common stock, including the right to vote such common stock, provided, that any cash or stock dividends with respect to the restricted common stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted common stock to which such dividends relate.  Except as otherwise provided by our Compensation Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the original purchase price paid for the restricted stock, or if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.

Restricted Stock Units.  A restricted stock unit is an unfunded and unsecured obligation to issue common stock (or an equivalent cash amount) to the participant in the future.  Restricted stock units become payable on terms and conditions determined by our Compensation Committee and will vest and be settled at such times in cash, common stock, or other specified property, as determined by our Compensation Committee.  Participants have no rights of a stockholder as to the restricted stock units, including no voting rights or rights to dividends, until the underlying common stock is issued or becomes payable to the participant.  Except as otherwise provided by our Compensation Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Other Stock-Based Compensation.  Under the Amended and Restated 2014 Plan, our Compensation Committee may grant other types of equity-based awards subject to such terms and conditions that our Compensation Committee may determine.  Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award.

Adjustments.  The aggregate number of shares of common stock reserved and available for issuance under the Amended and Restated 2014 Plan, the individual limitations, the number of shares of common stock covered by each outstanding award, and the price per share of common stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by our Compensation Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in our capitalization affecting our common stock or our capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of stock or in the event of any change in applicable law or circumstances that results in or could result in, as determined by the Compensation Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Amended and Restated 2014 Plan.

Corporate Events.  In the event of a merger, amalgamation, or consolidation involving us in which we are not the surviving corporation or in which we are the surviving corporation but the holders of our common stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Amended and Restated 2014 Plan), or a reorganization, or liquidation of us, our Compensation Committee may, in its discretion, provide for the assumption or substitution of outstanding awards, accelerate the vesting of outstanding awards, cash-out outstanding awards or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability.  Unvested awards under the Amended and Restated 2014 Plan may not be sold, transferred, pledged, or assigned other than by will or by the applicable laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided in an award agreement or determined by our Compensation Committee.

Amendment.  Our Board or our Compensation Committee may amend the Amended and Restated 2014 Plan or outstanding awards at any time.  Our stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which our common stock is traded.  No amendment to the Amended and Restated 2014 Plan or outstanding awards which materially impairs the right of a participant is permitted unless the participant consents in writing.

Termination.  The Amended and Restated 2014 Plan will terminate on February 21, 2029.  In addition, our Board or our Compensation Committee may suspend or terminate the Amended and Restated 2014 Plan at any time.  Following any such suspension or termination, the Amended and Restated 2014 Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans.  All awards under the Amended and Restated 2014 Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by our Board (or any committee or subcommittee thereof) and, in each case, as may be amended from time to time.  In addition, our Compensation Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Amended and Restated 2014 Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the U.S., and may modify the terms of any awards granted to such participants in a manner deemed by our Compensation Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards.  No awards under the Amended and Restated 2014 Plan may be repriced without stockholder approval.  For purposes of the Amended and Restated 2014 Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under generally accepted accounting principles, and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying stock.

Certain U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Amended and Restated 2014 Plan. The Amended and Restated 2014 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Amended and Restated 2014 Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares and the fair market value of the shares on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Other Stock-Based Awards. The tax effects related to other stock-based awards under the Amended and Restated 2014 Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($128,400 in 2019), such participant will not have to pay Social Security taxes on such amounts. The Company is required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Section 162(m). In general, Section 162(m) of the Code generally denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid per person paid to certain “covered employees.” The Compensation Committee is authorized to grant awards that are not qualified under Section 162(m) of the Code; however, the Compensation Committee will continue to monitor the applicability of Section 162(m) of the Code on our ongoing compensation arrangements and intends to continue to compensate our employees in a manner consistent with the best interests of the Company and its stockholders.

Section 409A. Certain awards under the Amended and Restated 2014 Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Amended and Restated 2014 Plan (or any other Company plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Amended and Restated 2014 Plan that is considered “nonqualified deferred compensation” (and awards under any other Company plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Amended and Restated 2014 Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.” As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

New Plan Benefits

Because awards to be granted in the future under the Amended and Restated 2014 Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts that have been or will be received by eligible participants under the Amended and Restated 2014 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans as of December 31, 2018

The following table sets forth, as of December 31, 2018, information concerning equity compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations or expirations since that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column) (3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	888,989	—	378,881
Equity compensation plans not approved by security holders	—	—	—
Total	888,989	—	378,881

_______________________________________________________________________________

(1)

Includes (i) 618,930 shares of our common stock subject to performance units, which vest depending on continued employment or service with the level of attainment of certain performance metrics, and (ii) 270,059 shares of our common stock subject to restricted stock units, which vest depending on continued employment or service.

(2)	Not applicable because all outstanding awards reflected in column (a) will be issued upon the vesting of outstanding restricted stock units.
(3)

All of the shares of common stock that remained available for future issuance as of December 31, 2018, were available under the 2014 Plan.  Subject to certain express limits of the 2014 Plan, shares available for award purposes under the 2014 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock, restricted stock units and other stock- based awards. The number of common shares reserved and available for delivery under the 2014 Plan is subject to adjustment, as described below.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the 2019 annual meeting, assuming that a quorum is present.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN.

4.Such Other Business as May Properly Come before the Annual Meeting

We do not know of any other matters to be voted on at the meeting. If, however, other matters are properly presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

BOARD OF DIRECTORS

Composition of the Board of Directors

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our Board. Our Board is currently comprised of the following seven members: Kirk K. Calhoun, Court D. Carruthers, Eva M. Kalawski, Jacob Kotzubei, Stephen P. Larson, Philip E. Norment and Mary Ann Sigler.

In connection with the IPO, the Company and Platinum entered into an amended and restated investor rights agreement (the “Investor Rights Agreement”) in August 2014 that provided, among other things, that for so long as Platinum collectively beneficially owns (i) at least 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate for election to the Board no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board, (ii) at least 15% but less than 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate two directors and (iii) at least 5% but less than 15% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate one director. The agreement also provides that if the size of the Board is increased or decreased at any time, Platinum’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number. Under the Investor Rights Agreement, Platinum has nominated Ms. Kalawski, Mr. Kotzubei, Mr. Norment and Ms. Sigler. Our Corporate Governance Guidelines provide that if an officer serving on our Board resigns or retires from his or her executive position with the Company or if a non-management director’s external job changes from the time such director was last elected, such individual shall offer his or her resignation from the Board at the same time; however, whether or not the individual shall continue to serve on the Board is a matter for determination on a case-by-case basis by the Board.

Term and Classes of Directors

Our Board is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2019 for the Class II directors, 2020 for the Class III directors and 2021 for the Class I directors.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The following table sets forth information as of the date of this proxy statement regarding the nominees for directors and other directors who will serve as directors in the classes and for the terms specified below:

Name	Age	Independent (Yes/No)	Director Since	Expiration of Current Term
Nominees for Director
Class II
Stephen P. Larson	62	Yes	2014	2019*
Philip E. Norment	59	No	2014	2019*
Continuing Directors
Class III
Kirk K. Calhoun	74	Yes	2014	2020
Jacob Kotzubei	50	No	2010	2020
Class I
Court D. Carruthers	46	Yes	2015	2021
Eva M. Kalawski	63	No	2007	2021
Mary Ann Sigler	64	No	2010	2021

*	Current term expires at this annual meeting.

Biographies

Additional information regarding the nominees and continuing directors is set forth below and is based on information furnished to us by the nominees and directors:

Nominees for Director

The Board has nominated Mr. Larson and Mr. Norment for election at the 2019 annual meeting, each to hold office until the annual meeting of stockholders in 2022 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Each is currently a director.

Stephen P. Larson has been a director since October 2014. Mr. Larson completed a 35-year career with Caterpillar Inc. in 2014 after holding multiple positions in the areas of accounting, finance, marketing and logistics. Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. His senior leadership positions for Caterpillar included roles as Product Manager; Regional Manager for Canada and the Eastern United States; Vice President, Caterpillar Financial Services - Asia Pacific; Caterpillar Logistics President - Americas region; and from 2007 until his retirement, Vice President, Caterpillar Inc. and President and Chairman of Caterpillar Logistics Services, a wholly-owned subsidiary of Caterpillar Inc. From November 2015 to August 2016, Mr. Larson served as Interim Chief Executive Officer and was already a member of the board of directors of Neovia Logistics Services, LLC (formerly Caterpillar Logistics Services), a global industrial contract logistics company. Mr. Larson previously served for six years as a Commissioner on the board of the Metropolitan Airport Authority of Peoria, Illinois. He earned a Bachelor of Business Administration and a Master of Business Administration, both from Western Illinois University. Mr. Larson’s experience in accounting, finance and other areas for a large international manufacturer has led the Board to conclude that he has the background and skills necessary to serve as a director of the Company.

Philip E. Norment has been a director since April 2014. Mr. Norment is a Partner at Platinum. He is a member of Platinum’s Investment Committee, and the President, Portfolio Operations, responsible for evaluating acquisition opportunities and integrating new acquisitions into the portfolio. Prior to joining Platinum in 1997, Mr. Norment served in a variety of management positions at Pilot Software, Inc., achieving the position of Chief Operating Officer. Over the course of 12 years, he worked in the areas of global support, operations, consultative services and sales support. Mr. Norment currently serves as the chairman of the board of directors and on the audit committee of Key Energy Services, Inc (NYSE: KEG).  Mr. Norment earned a Bachelor’s degree in Economics and a Master of Business Administration from the University of Massachusetts Amherst. Mr. Norment’s experience in executive management oversight, private equity, and transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

Continuing Directors

Messrs. Calhoun, Carruthers and Kotzubei, and Mses. Kalawski and Sigler will remain directors after the annual meeting.

Kirk K. Calhoun has been a director since August 2014. Mr. Calhoun joined the public accounting firm Ernst & Young LLP in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun has a B.S. in Accounting from the University of Southern California and is a Certified Public Accountant (non-practicing) in California. He currently serves on the board of directors and audit committees of NantHealth, Inc. and PLx Pharma, Inc., as well as on the board of directors of three private companies. Mr. Calhoun has previously served on the boards and audit committees of eight other public companies. Mr. Calhoun’s experience serving on public company audit committees and boards of directors and his past work as a partner with Ernst & Young LLP has led the Board to conclude that Mr. Calhoun has the requisite expertise to serve as a director of the Company and qualifies as a financial expert for audit committee purposes.

Jacob Kotzubei has been a director since January 2010. Mr. Kotzubei joined Platinum in 2002 and is a Partner at the firm. Mr. Kotzubei serves as a director of a number of Platinum’s portfolio companies. Prior to joining Platinum in 2002, Mr. Kotzubei was a Vice President of the Goldman Sachs Investment Banking Division – High Tech Group in New York City, and the head of the East Coast Semiconductor Group. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law. Mr. Kotzubei serves on the board of directors of KEMET Corp. (NYSE: KEM), and Key Energy Services, Inc. (NYSE: KEG). Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets and transactional matters has led the Board of Directors to conclude that he has the varied expertise necessary to serve as a director of the Company.

Court D. Carruthers has been a director since August 2015. Mr. Carruthers serves as President and CEO of TricorBraun, Inc. a global packaging solutions company, where he also is a director. He is the founder and principal of CKAL Advisory Partners, LLC. He previously served as Senior Vice President and Group President, Americas, of W.W. Grainger, Inc., a broad-line supplier of maintenance, repair and operating (MRO) products, from 2013 until July 2015. Prior to that time, he had served Grainger as President, Grainger U.S., from 2012 until 2013; President, Grainger International, from 2009 until 2012; and President, Acklands-Grainger, from 2006 until 2009. He was appointed a Senior Vice President of Grainger in 2007. Mr. Carruthers serves as a director of US Foods Holding Corp. He is a past director of a number of private and public companies including MonotaRO Co. Ltd., PSS Companies, Shoes For Crews LLC, Follett Corp., and Foundation Building Materials, LLC. Mr. Carruthers currently serves on the boards of the Montessori School of Lake Forest, Lake Forest Winter Club, and the Groton Community Center. He is a Chartered Professional Accountant (Canada, non-practicing), and holds a Bachelor’s of Commerce degree from the University of Alberta in Edmonton, Alberta, Canada, and a Master’s of Business Administration from Queens University in Kingston, Ontario, Canada. His substantial prior experience as a senior executive for a large international distribution company has led the Board to conclude that Mr. Carruthers has the background and skills necessary to serve as a director of the Company.

Eva M. Kalawski has been a director since July 2007. Ms. Kalawski joined Platinum in 1997, is a former Partner at Platinum and served as the firm’s General Counsel until July 2018.  She currently serves as Special Counsel and Assistant Secretary of Platinum, and serves or has served as an officer and/or director of many of the firm’s portfolio companies. Prior to joining Platinum in 1997, Ms. Kalawski was Vice President of Human Resources, General Counsel and Secretary for Pilot Software, Inc. Ms. Kalawski earned a Bachelor’s degree in Political Science and French from Mount Holyoke College, Massachusetts, and a Juris Doctor from Georgetown University Law Center, Washington, D.C. Ms. Kalawski’s expertise and experience managing the legal operations of many portfolio companies has led the Board to conclude that she has the background and skills necessary to serve as a director of the Company.

Mary Ann Sigler has been a director since January 2010. Ms. Sigler serves as Platinum’s Chief Financial Officer and Chief Compliance Officer. Ms. Sigler joined Platinum in 2004 and is responsible for overall accounting, tax and financial reporting as well as managing strategic planning projects for the firm. Prior to joining Platinum, Ms. Sigler was with Ernst & Young LLP for 25 years where she was a Partner. Ms. Sigler holds a Master’s Degree in Business Taxation from the University of Southern California and a Bachelor of Arts in Accounting from the California State University at Fullerton. Ms. Sigler is a Certified Public Accountant in California, as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. She currently serves on the board of directors of Key Energy Services, Inc. (NYSE: KEG). Ms. Sigler’s experience in accounting and strategic planning matters has led the Board to conclude that she has the requisite qualifications to serve as a director of the Company and facilitate its continued growth.

Director Independence

As stated above, because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Board to be comprised of a majority of independent directors and require our Compensation Committee and Nominating and Corporate Governance Committee to be comprised entirely of independent directors.

For a director to be considered independent under the NYSE rules, our Board must determine that he or she does not have any material relationship with the Company. To assist in making this determination, our Board adopted a policy on director independence based on the NYSE’s independence standards. A copy of the policy is available on the corporate governance page on our website, which can be found at ir.ryerson.com by clicking on “Governance.”

Under our policy on director independence, a director will be considered independent only if the Board has affirmatively determined that the director has no material relationship with the Company that would impair his or her independent judgment. In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company. When assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board will consider all relevant facts and circumstances in rendering its “independence” determinations. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. In addition, a director will not be deemed “independent” for purposes of service on the Board if such director:

1.

is, or has been within the last three years, an employee of the Company, or an immediate family member of such director is, or has been within the last three years, an executive officer of the Company;

2.

has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.

(A) is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) has an immediate family member who is a current partner of such a firm; (C) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) was, or has an immediate family member who was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.

is, or an immediate family member of such director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

5.

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

For purposes of the Company’s policy on director independence, “immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers-and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

The Board has determined that of the nominees and continuing directors, only Messrs. Calhoun, Carruthers and Larson are, or during 2018 were, independent within the meaning of the NYSE rules or our policy on director independence.

As stated above, our Board of Directors unanimously recommends a vote “FOR” the election of the Board’s nominees identified above.

CORPORATE GOVERNANCE MATTERS

Our policies and practices reflect corporate governance standards that comply with the NYSE rules and the corporate governance requirements of the Sarbanes-Oxley Act, including:

•	Our Board adopted clear corporate governance policies, including standards for determining director independence;
•	Our Board committee charters clearly establish their respective roles and responsibilities;
•	Our non-management directors meet regularly in executive session without management present;
•	We have a code of ethics and business conduct that applies to all Ryerson directors, officers and associates;
•

Our chief executive officer, chief financial officer and other senior financial officers are subject to an additional code of ethics to promote (i) honest and ethical conduct; (ii) full, fair, accurate, timely and understandable disclosure in SEC filings; and (iii) compliance with applicable laws, rules and regulations;

•	Our internal audit function maintains critical oversight over the key areas of our business, compliance processes and controls, and reports regularly to the Audit Committee;
•

We have a compliance hotline service that permits employees to report violations of our code of ethics or other issues of significant concern on a confidential basis, via a toll-free telephone number or the Internet; and

•	Concerns related to the Company’s financial statements, accounting practices, or internal controls may be communicated in writing to the Company’s Audit Committee.

DIRECTOR COMPENSATION

In April 2015, our Board adopted a compensation program for our directors. Under the program, only independent directors are eligible to receive compensation for their service as Board members. The program provides for an annual cash retainer, additional annual cash retainers for committee chairs and fees for meeting attendance, as follows:

Annual retainer	$130,000
Committee chair retainers
Audit Committee chair	$15,000
Compensation Committee chair	$10,000
Nominating and Corporate Governance Committee chair	$10,000
Meeting Attendance Fees
Each Board meeting	$2,000
Each committee meeting	$1,500

The following table presents information for compensation earned by them for their service as Board members during 2018.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Total
Kirk K. Calhoun(1)	$165,500	$165,500
Court D. Carruthers(2)	$146,000	$146,000
Stephen P. Larson(3)	$147,500	$147,500
Eva M. Kalawski	—	—
Jacob Kotzubei	—	—
Stephen P. Larson	—	—
Philip E. Norment	—	—
Mary Ann Sigler	—	—

(1)	Consists of the annual retainer ($130,000), Audit Committee chair retainer ($15,000) and meeting attendance fees ($20,500).
(2)	Consists of the annual retainer ($130,000) and meeting attendance fees ($16,000).
(3)	Consists of the annual retainer ($130,000) and meeting attendance fees ($17,500).

We reimburse each member of our Board for out-of-pocket expenses incurred by them in connection with attending meetings of the Board and its committees. Cash compensation and reimbursements are paid in arrears on a quarterly basis. There is currently no formal policy in place relating to the granting of equity awards to our directors.

MEETINGS OF THE BOARD AND BOARD COMMITTEES

During 2018, our Board met five times. In addition to the meeting of the full Board, directors also attended meetings of Board committees on which they served. All of the directors attended at least 75% of the meetings of the Board and the committees on which they served. While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting of stockholders. Six of our seven directors attended our 2018 annual meeting of stockholders.

The standing committees of the Board (other than the Executive Committee), with the membership indicated as of February 28, 2019, are set forth in the table below. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kirk K. Calhoun*	X(C)	X
Court D. Carruthers*	X
Eva M. Kalawski			X
Jacob Kotzubei		X(C)
Stephen P. Larson*	X
Philip E. Norment			X
Mary Ann Sigler		X	X(C)

*	Independent director within the definition under the NYSE rules.
(C)	Committee Chair.

EXECUTIVE COMMITTEE

In December 2014, the Board established an Executive Committee in accordance with our Bylaws. The Executive Committee has and may exercise all powers that the Board legally delegates to it. In addition, during the intervals between meetings of the Board, the Executive Committee has and may exercise all of the powers of the Board, other than such powers as are granted to the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, in the management of the business and affairs of the Corporation, unless otherwise limited by a resolution of the Board, the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or applicable law. The Executive Committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of Messrs. Kotzubei, Larson and Norment. In 2018, the Executive Committee did not meet.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee (the “Governance Committee”) considers and oversees all corporate governance issues as they arise and develops appropriate recommendations for the Board regarding those issues. It is also responsible for reviewing the requisite skills and characteristics of the members of the Board. In 2018, the Governance Committee met two times. The Governance Committee consists of Mr. Norment and Mses. Kalawski and Sigler, none of whom is independent under NYSE rules. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for the purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Governance Committee to be comprised entirely of independent directors.

Our Board has adopted a written charter for the Governance Committee, pursuant to which the Governance Committee has, among others, the following responsibilities:

•	Oversee and assist our Board in identifying, reviewing and recommending nominees for election as directors and for appointment to Board committees;
•	Review and evaluate the overall effectiveness and functioning of the management and the Board and the compliance of the Board with applicable legal requirements;
•	Review and evaluate the composition and performance of the other Board committees, and recommend any changes to the composition, size and functions of each committee;
•	Develop, review and recommend corporate governance guidelines; and
•	Generally advise our Board on corporate governance and related matters.

Qualifications for Directors

In selecting or recommending candidates to serve as directors, the Governance Committee takes into consideration the following criteria as approved by the Board, and as modified by the Board from time to time, and such other factors as it deems appropriate:

(i)	high personal and professional ethics, values and integrity;
(ii)	education, skill and experience that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board as a whole;
(iii)	ability and willingness to serve on any committees of the Board; and
(iv)	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

The Governance Committee will consider all candidates recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement. The Governance Committee may also consider candidates proposed by management. For additional information, see “Stockholder Nominations for Directors,” below on page 50.

Governance Guidelines and Committee Charters

We maintain a corporate governance page on our website that includes our Corporate Governance Guidelines, Code of Ethics and Business Conduct and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. The corporate governance page can be found at ir.ryerson.com by clicking on “Governance.” Stockholders also may obtain copies of these materials by contacting us at Investor Relations, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5130.

Code of Ethics

Our Board has adopted a code of ethics (“Code of Ethics”) that contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. A copy of the Code of Ethics may be found at the end of our general code of ethics and business conduct, available on our corporate governance webpage located at ir.ryerson.com. We will provide a copy of our general code of ethics and business conduct, which includes the Code of Ethics, to any person, without charge, upon request, by writing to the Compliance Officer, Ryerson Holding Corporation, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606 (telephone number: 312-292-5000). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on the corporate governance page on our website, which can be found at ir.ryerson.com by clicking on “Governance.”

Communications with Directors

An employee, officer or other interested party who has an interest in communicating with non-management members of the Board may do so by directing the communication to the General Counsel of the Company. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the General Counsel, c/o Ryerson Holding Corporation, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606. The General Counsel will provide a summary of all appropriate communications to the addressed non-management directors.

BOARD LEADERSHIP STRUCTURE

Under our Bylaws, the Board may appoint one of the directors as Chairman of the Board. The Chairman of the Board may be a management or a non-management director and may or may not be the same individual as our CEO (if our CEO is a director), at the option of the Board. The Board believes it should be free to make this determination depending on what it believes is best for the Company in light of all the circumstances. The Company’s CEO is currently not a member of the Board and the Board currently does not have a Chairman of the Board. This leadership structure also allows our CEO to focus his time and energy on operating and managing the Company and leverages the experiences and perspectives of all of the Company’s directors.

Our non-management directors meet at regularly scheduled executive sessions without management present, usually in conjunction with regularly scheduled Board meetings. In addition, at least once each year the independent directors meet in executive session without any other persons present. One of our independent directors is chosen by the directors at each such session of non-management directors or independent directors to preside over the session.

BOARD OVERSIGHT OF RISK

Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The Board and its committees are informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board oversees strategic and operational risks, and succession planning.

Committee Roles

Our Compensation Committee is responsible for evaluating risk arising from our compensation policies and practices. Our Audit Committee’s role includes assisting the Board in monitoring the Company’s compliance with legal and regulatory requirements as well as its ethical standards and policies. It also oversees our internal audit function. The committees provide reports to the full Board regarding these and other matters.

Internal Audit

Under its charter, the internal audit department is tasked to help the Company accomplish its objectives by bringing a systematic and disciplined approach to evaluate and improve the effectiveness of the Company’s risk management, control and governance processes. To promote independence of the department and ensure appropriate internal audit coverage, the internal audit director is responsible for leading the department and reports functionally to the Audit Committee, and administratively (i.e., day-to-day operations) to the chief financial officer. The internal audit services personnel have unrestricted access to all functions, records, property and personnel of the Company, and full and free access to the Audit Committee. The internal audit department is currently staffed entirely by a third-party auditing firm. The internal audit director provides reports to the Audit Committee at each regularly scheduled Audit Committee meeting.

The scope of the department’s internal auditing encompasses, but is not limited to, the examination and evaluation of the adequacy and effectiveness of the Company’s governance, risk management and internal controls, as well as the quality of performance in carrying out assigned responsibilities to achieve the Company’s stated goals and objectives. This includes, among other things:

•	partnering with other governance and monitoring groups to evaluate risk exposure relating to achievement of the Company’s strategic objectives;
•	monitoring and evaluating the effectiveness of the Company’s risk management processes;
•	performing consulting and advisory services related to governance, risk management and control as appropriate for the Company; and
•	reporting significant risk exposures and control issues, including fraud risks, governance issues and other matters needed or requested by the Audit Committee.

In addition, the internal audit department is responsible for conducting an annual risk assessment and developing a corresponding annual audit plan using a risk-based approach to monitor and report on the adequacy and effectiveness of the Company’s processes for controlling its activities and managing its risks.

AUDIT COMMITTEE

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. In 2018, the Audit Committee met four times. The Audit Committee consists of Messrs. Calhoun, Carruthers and Larson. Each of Messrs. Calhoun, Carruthers and Larson are “independent” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the applicable NYSE rules. Each is “financially literate,” and Mr. Calhoun, the chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Our Board has adopted a written charter for the Audit Committee, pursuant to which the Audit Committee has, among others, the following responsibilities:

•	Review and recommend to the Board the independent auditors to be selected to audit the financial statements;
•

Inquire as to the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company; in addition, review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the independent audit and recommend that the Board take appropriate action in response to the independent auditors’ written statement to satisfy the Board as to the independent auditors’ independence;

•	Pre-approve all services provided by the independent auditors to the Company;
•

Pre-approve appropriate funding for payment of (a) compensation to the Company’s independent auditors for preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any advisors employed by the Committee and (c) ordinary administrative expenses necessary or appropriate to carry out its duties;

•	Ensure proper audit partner rotation;
•

Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized and at its conclusion review the audit with the Committee; upon completion of the audit and following each interim review of the Company’s financial statements, discuss with the independent auditors all matters required to be communicated to the Committee under generally accepted auditing standards, including the judgments of the independent auditors with respect to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the financial statements;

•

Review with the independent auditors, the internal auditor (if any) and the financial and accounting personnel, the adequacy of the accounting and financial controls and elicits any recommendations for improvement or particular areas where augmented controls are desirable;

•

Review the internal audit function of the Company including the independence and authority of its reporting obligations, the audit plans proposed for the coming year and the coordination of such plans with the work of the independent auditors;

•	Receive before each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan;
•	Review the financial statements contained in the annual and quarterly reports with management and the independent auditors;
•	Review any year-to-year changes in accounting principles or practices;
•

Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the Committee without management present; among the items to be discussed in these meetings are the independent auditors’ evaluation of the financial, accounting and auditing personnel, and their cooperation during the audit;

•	Review with the independent auditors any problems or difficulties the auditors may have encountered, including any disagreements with management;
•	Review accounting and financial personnel and succession planning;
•	Oversee the cybersecurity program, including mitigation efforts related to cybersecurity risks;
•

Investigate any matter brought to its attention within the scope of its duties, with the power to retain professional advice (at the expense of the Company) for this purpose if, in its judgment, that is appropriate; and

•	Establish, as necessary, detailed pre-approval policies and procedures for engaging audit and non-audit services.

Audit, Audit-related and Other Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of Ernst & Young LLP, our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. For additional information regarding the services provided by Ernst & Young LLP and the fees for such services, see “Ratification of Appointment of Independent Registered Public Accounting Firm,” above on page 5.

Pre-approval Policies

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee has established pre-approval policies and procedures. Permissible non-audit services are services allowed under SEC regulations. The Audit Committee may pre-approve certain specific categories of permissible non-audit services up to an annual budgeted dollar limit. If any permissible non-audit services do not fall within a pre-approved category, or exceed the approved fees or budgeted amount, the services and the additional fees have to be pre-approved by the Audit Committee on a project-by-project basis. The Audit Committee may delegate to any member of the Committee the duty to pre-approve any payments of compensation to the independent registered public accounting firm, provided that the decisions of such member to grant pre-approvals shall be presented to the full Committee for ratification.

No required pre-approvals were waived or approved after the services commenced. Before approving the non-audit services described as “Tax Fees” under “Ratification of Appointment of Independent Registered Public Accounting Firm,” above on page 5, the Audit Committee reviewed whether the independent registered public accounting firm could provide those services and maintain its independence. The Audit Committee approved 100% of the audit-related and tax fees for 2018 and 2017.

Other Policies

The Audit Committee has adopted policies to ensure the independence of the Company’s independent registered public accounting firm, including policies on employment of audit firm employees and audit partner rotation.

AUDIT COMMITTEE REPORT – FINANCIAL STATEMENTS RECOMMENDATION 1

Management is responsible for the preparation, presentation and integrity of Ryerson’s consolidated financial statements and the reporting process including Ryerson’s internal controls over financial reporting and their effectiveness. The independent registered public accounting firm of Ernst & Young LLP (“EY”) is responsible for performing an independent audit of Ryerson’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these activities and processes. In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed with management Ryerson’s audited consolidated financial statements as of and for the year ended December 31, 2018 and management has represented that the consolidated financial statements were prepared in accordance with generally accepted accounting principles;

2. The Audit Committee has discussed with EY the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and

3. The Audit Committee received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Kirk K. Calhoun, Chair

Court D. Carruthers

Stephen P. Larson

1 The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other named executive officers, evaluating the performance of those officers in light of those goals and objectives and setting compensation of those officers based on such evaluations. In 2018, the Compensation Committee met three times. The Compensation Committee consists of Messrs. Calhoun and Kotzubei and Ms. Sigler, of whom only Mr. Calhoun is independent under NYSE rules. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for the purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Compensation Committee to be comprised entirely of independent directors.

Our Board has adopted a written charter for the Compensation Committee, pursuant to which the Compensation Committee has, among others, the following authority to fulfill its duties and responsibilities:

•

Review, revise and interpret the Company’s compensation philosophy, policies and objectives, including reviewing and approving any incentive compensation plans and equity-based plans of the Company; and the Compensation Committee shall report its determinations and any actions it takes with respect to the Company’s compensation philosophy, policies and objectives to the Board;

•

Review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s CEO, evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation; the Committee’s decisions regarding performance goals and objectives and the compensation of the CEO are reviewed and ratified by the Board; in determining the long-term incentive component of the CEO’s compensation, the Committee shall consider all relevant factors, including the Company’s performance and relative stockholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the CEO in past years;

•

Review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs;

•	Review and approve grants and awards to officers and other participants under the Company’s compensation and participation plans, including the Company’s management incentive plans;
•	Review and make recommendations to the Board regarding the amount and types of compensation that should be paid to the Company’s outside directors, to ensure that such pay levels remain competitive;
•	Review and approve any employment, severance or termination arrangements to be made with any executive officer of the Company;
•

Review all equity compensation plans under the listing standards of the NYSE or such other national securities exchange or stock market on which the Company’s securities may be listed and approve such plans in the Committee’s sole discretion;

•

Annually assist management in drafting the Company’s Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s public filings with the Securities and Exchange Commission by (i) articulating the discussion and analysis to be included in the CD&A, (ii) participating in or overseeing the drafting of the CD&A and (iii) reviewing the CD&A with management and determining whether to recommend to the Board that the CD&A be included in the Company’s annual report on Form 10-K or proxy statement, as applicable;

•

Prepare a report annually to be filed with the Company’s annual report on Form 10-K or proxy statement, as applicable, to state whether the Committee has reviewed and discussed the CD&A with management and, based on such review and discussions, whether the Committee has recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K or proxy statement, as applicable; and

•

Submit a report to the Board periodically, which shall include a review of any determinations, recommendations or issues that arise with respect to Company compensation philosophy, policies and objectives, executive compensation, management succession planning and any other matters that the Committee deems appropriate or is requested to be included by the Board.

In addition, the Compensation Committee reviews the results of the stockholder advisory votes on (i) executive compensation, and (ii) the frequency of the stockholder votes on executive compensation.

Committee Resources and Authority

Under the Compensation Committee’s charter, the Committee also has the resources and authority to:

•	Retain compensation consultants, independent counsel and other advisors;
•	Terminate any consulting firms and such other advisors;
•	Approve the consulting firms’ and other advisors’ fees and other retention terms; and
•

Determine the appropriate funding (at the expense of the Company) for (i) payment of compensation to any independent counsel and other advisers employed by the Committee and (ii) ordinary administrative expenses of the Committee.

In addition, the Committee may form and delegate its authority to subcommittees or to the Committee Chair when it deems appropriate and in the best interests of the Company, although it did not do so in 2018.

Compensation Committee Interlocks and Insider Participation

Mr. Kotzubei, Mr. Calhoun and Ms. Sigler served on our Compensation Committee during all of the last completed fiscal year. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of the Compensation Committee is now an employee of the Company. Prior to the IPO, Ms. Sigler served as the Company’s Vice President. She resigned her position as an officer in August 2014 in connection with the IPO and has not served as an officer of the Company since that time.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, set forth below. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by the Compensation Committee:

Jacob Kotzubei, Chair

Kirk K. Calhoun

Mary Ann Sigler

1 The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

EXECUTIVE OFFICERS

Biographies

Our executive officers are elected by the Board of Directors and hold office until a successor is chosen or qualified or until their earlier resignation or removal. The following lists our executive officers and gives a brief description of their business experience as of February 28, 2019:

Edward J. Lehner, 53, has been our President & Chief Executive Officer since June 2015. Previously, he had served as our Executive Vice President and Chief Financial Officer since August 2012. Prior to joining the Company, he served as chief financial officer and chief administrative officer for PSC Metals, Inc. from 2009 to 2012. PSC Metals is a North American ferrous and non-ferrous scrap processor. Mr. Lehner earned a bachelor’s degree in accounting from the University of Cincinnati.

Erich S. Schnaufer, 51, has been our Chief Financial Officer since January 2016. From August 2015 until that time, he had served as our Interim Chief Financial Officer & Chief Accounting Officer. Previously, he had served the Company as its Interim Chief Financial Officer, Controller & Chief Accounting Officer from June 2015 until August 2015, and as its Controller and Chief Accounting Officer from 2007 until June 2015. Mr. Schnaufer received a bachelor’s degree in accounting from the University of Illinois and an MBA from DePaul University.

Michael J. Burbach, 58, has been our President, North-West Region since October 2013. Prior to that time, he had served the Company as its President, Midwest Region since 2007. Mr. Burbach began his metals career as an inside sales representative at Vincent Metals in 1984 and has held procurement, sales and product management roles in the metals industry as well as roles in operations and senior management. Mr. Burbach received his Bachelor of Science degree from the University of Wisconsin-La Crosse.

Kevin D. Richardson, 57, has been our President, South-East Region since October 2007. Mr. Richardson started his metals career in 1985 and held a series of commercial and sales management roles before being named a Vice President of the Company in 2000. Mr. Richardson received a bachelor’s degree in business management and economics from North Carolina State University and an MBA from Case Western Reserve University.

John E. Orth, 52, has been our Executive Vice President-Operations since January 2019. Prior to that, Mr. Orth served as Senior Vice President – Operations of the Corporation since January 2018.  Prior to joining the Corporation, since December 2011, Mr. Orth had served in various capacities for Morgan Advanced Materials, a global-materials engineering company, including as Global Managing Director (Advanced Ceramics and Metals) from March 2016 to August 2017, and as a Vice President from February 2013 to March 2016.  Mr. Orth earned his bachelor’s degree in electrical engineering from Vanderbilt University, and his master’s degree in materials science and engineering and doctorate’s degree in  materials science and engineering from the University of Texas at Austin.

Mark S. Silver, 48, has served as our Executive Vice President, General Counsel & Secretary since February 2016. Previously, he had served as our Vice President, Managing Counsel & Secretary from December 2014 until February 2016 and as our Vice President & Managing Counsel from January 2013 until December 2014. Prior to his time at the Company, from 2006 until 2012, Mr. Silver served as Vice President and Assistant General Counsel of Sara Lee Corporation, a consumer goods company. Mr. Silver earned a Bachelor’s degree in political science from the University of Illinois and a Juris Doctor from Harvard University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy, objectives and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2018 with respect to the compensation of each of our named executive officers. The Company’s named executive officers for 2018 are:

•	Edward J. Lehner, President & Chief Executive Officer (“CEO”);
•	Erich S. Schnaufer, Chief Financial Officer (“CFO”);
•	Michael J. Burbach, President, North-West Region;
•	Kevin D. Richardson, President, South-East Region; and
•	See Leong Fang, Executive Vice President-Operations and President, Asia.

Mr. Fang retired from his position as Executive Vice President-Operations and Chief Executive Officer, Asia of the Company, effective as of the close of business on December 31, 2018. As a result, Mr. Fang is no longer an executive officer.  However, he continues to be employed by the Company in a non-executive role.

Executive Compensation Philosophy

The Company’s compensation decisions are based on the goals of recruiting, retaining and motivating individuals who could help us meet and exceed our financial and operational goals, for the purpose of providing meaningful returns to our stockholders.

Objectives. Ryerson’s executive compensation program is designed to:

•	align the interests of executive management with stockholders;
•	provide market competitive compensation;
•	attract and retain talented executives;
•	differentiate rewards based on individual performance;
•	encourage long-term value creation; and
•	avoid incentivizing excessive risk-taking.

Principles. Ryerson seeks to promote a high-performance culture and create a compensation program that recognizes and rewards superior individual and Company performance. The following key principles are applied by the Board and our Compensation Committee when determining the compensation approach for the Company’s executives:

•

Accountability – Performance-based compensation is tied to corporate results, applicable business unit results and individual performance metrics. This ensures executives are held accountable through their compensation for the performance of the business and for achieving the Company performance objectives, thereby enhancing stockholder value.

•

Competitive Positioning – Ryerson seeks to provide competitive total compensation that includes significant upside and downside potential for executives, with actual pay determined based on performance. For compensation decisions made based on peer group data, target compensation will be based upon a range around the median of the defined peer group.

•	Market Compensation Elements – The compensation components reflect the competitive marketplace so that we can attract, motivate, reward and retain talented executives through business cycles.

Consideration of Results of Advisory Vote on Executive Compensation

In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s annual meeting of stockholders held in April 2018, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2018 annual meeting of stockholders. At that time, our stockholders approved, by more than 99% of the shares voted, the compensation of our named executive officers as disclosed in the proxy statement for that meeting. This level of support was a factor in the Compensation Committee’s continued application of the same principles when making compensation decisions for our named executive officers for 2019.

We expect that our next executive compensation advisory vote will be held at our annual meeting of stockholders in 2021.

Determination of Compensation

The Board established the Compensation Committee to oversee various compensation-related matters, including executive compensation. Since that time, the Compensation Committee has been responsible for executive compensation matters as further described above under “Compensation Committee,” beginning on page 24, and has the authority to make decisions regarding the named executive officers’ compensation. In determining the levels and mix of compensation, our Compensation Committee has not generally relied on formulaic guidelines but rather has sought to maintain a flexible compensation program that allowed it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to maximize stockholder value. Subjective factors considered in compensation determinations included an executive’s tenure with the Company, skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure were sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

Mr. Lehner’s Employment Agreement

On May 7, 2015, the Company entered into an employment agreement (“Mr. Lehner’s Employment Agreement”) with Mr. Lehner, pursuant to which he was appointed President & CEO of the Company, effective June 1, 2015. The terms of Mr. Lehner’s Employment Agreement were negotiated between Mr. Lehner and members of the Board and Mr. Lehner’s Employment Agreement was approved by the Board, in connection with his appointment. The Board determined it to be in the best interests of the Company to enter into the employment agreement with Mr. Lehner both as a means to induce Mr. Lehner to accept the CEO role and to insure that Mr. Lehner is bound by appropriate post-employment restrictive covenants which are described below under “Mr. Lehner’s 2015 Employment Agreement and Non-Competition Agreement,” on page 40.

Pursuant to the terms of the Mr. Lehner’s Employment Agreement, Mr. Lehner is entitled to an annual base salary and has a target annual bonus opportunity based on the achievement of targets established pursuant to the Company’s Annual Incentive Plan. The Compensation Committee has set Mr. Lehner’s base salary for 2018 at $875,500, and the target annual bonus opportunity to 125% of Mr. Lehner’s base salary.

Additional details regarding the terms of Mr. Lehner’s Employment Agreement are described below under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” on page 40.

Use of Peer Groups for Compensation Matters

Since 2016, Ryerson management, at the Compensation Committee’s request, has engaged Vivient Consulting LLC (“Vivient”), an executive compensation consultant, to assist in planning for the Company’s executive compensation program. As an outside advisor, Vivient assisted in evaluating executive compensation programs, providing general executive compensation consulting support including a review of Ryerson’s compensation philosophy and compensation for Ryerson’s named executive officers. Specifically, Vivient completed competitive market positioning reviews of Ryerson’s named executive officers, based upon an assessment of relevant total compensation comparative data obtained from surveys and publicly reported proxy statements. The comparative reviews assessed the named executive officers’ base salaries, target annual bonuses (as a percentage of salary), total cash compensation and total direct compensation against the compensation paid to comparable positions reported in the surveys and comparable executives of the companies listed below, as reported by those companies. The companies (the “Peer Group”) generally are competitors of Ryerson or conduct business in industries similar to Ryerson’s and, as a group, have annual sales comparable to Ryerson’s. Overall, Ryerson’s executive salaries and target annual cash compensations are below market median.

AK Steel Holding Corp	Kaman Corp
Aleris Corp	MRC Global Inc
Allegheny Technologies Inc	MSC Industrial Direct Co Inc
Applied Industrial Tech Inc	NCI Building Systems Inc
Carpenter Technology Corp	Olympic Steel Inc
Castle (A M) & Co	Reliance Steel & Aluminum Co
Century Aluminum Co	Schnitzer Steel Inds
Commercial Metals Co	Steel Dynamics Inc
Haynes International Inc	Timkensteel Corp
Kaiser Aluminum Corp	Worthington Industries Inc

Vivient presented its report on the competitiveness of the executive compensation program to the Compensation Committee in February 2018, and Vivient also presented a report on certain aspects of the executive compensation program to the Compensation Committee in July 2018.  The Compensation Committee and the Board considered the reports and Peer Group information in making some of its 2018 compensation decisions, as further described below.

Components of Compensation

The compensation provided to our named executive officers in 2018 consisted of the same elements generally available to our non-executive employees, including base salary, annual bonuses, the opportunity to participate in an equity-based long-term incentive program and retirement and other benefits, each of which is described in more detail below. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the named executive officers, and do not have a formal perquisites policy, but may provide perquisites and other personal benefits in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

Our named executive officers may also receive compensation in connection with the termination of their employment in some circumstances, as further described below under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” on page 40, and under “Potential Payments Upon Termination or Change in Control,” on page 46.

Relationship Among the Different Components of Compensation

In order to ensure that named executive officers are held most accountable for our performance and changes in stockholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases with increasingly higher levels of responsibility. The value of the named executive officers’ 2018 base salaries, target annual bonus opportunities for 2018 and long-term incentive plan awards granted in 2018, as a percentage of those three components, are set forth below. Each component is discussed in more detail in the sections below.

Named Executive Officer	Base Salary*	Target Annual Bonus	Long-Term Incentive**
Edward J. Lehner	31.30%	39.13%	29.57%
Erich S. Schnaufer	47.32%	26.02%	26.66%
Michael J. Burbach	44.67%	33.50%	21.83%
Kevin D. Richardson	44.67%	33.50%	21.83%
See Leong Fang	51.60%	28.38%	20.02%

*The value of the base salaries is based on the named executive officers’ base salary rates as of December 31, 2018.

**The value of the long-term incentive award (time-vesting restricted stock units (“RSUs”) and performance-vesting restricted stock units (“PSUs”)) is determined as the grant date fair value of the awards as described in footnote (2) to the Summary Compensation Table below on page 37.

Base Salary

The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities, as well as to recruit well-qualified executives. Salary is paid to ensure that we are able to attract and retain the talent necessary to lead our Company and to ensure that sufficient fixed income is provided even when variable compensation programs pay out below target (or not at all), intending to help mitigate incentive for executives to assume overly risky business strategies.

The named executive officers’ initial base salaries are generally determined in connection with the negotiation of their employment terms upon their hiring or promotion. The salary levels are then reviewed annually in connection with the Company’s salary review for all management employees. Each year, the Company’s Executive Vice President, General Counsel & Secretary recommends to the CEO a salary adjustment for each officer reporting to the CEO. This recommendation is based on a review of competitive market factors, Company budget considerations, retention considerations and the officer’s performance during the prior year, including his performance against his personal goals determined at the beginning of the prior year. After reviewing this recommendation, the CEO may make modifications based on his own assessment of individual performance and then prepares salary recommendations for the officers reporting to him. The CEO then makes his recommendations to the Compensation Committee for each officer (other than himself); the Executive Vice President, General Counsel & Secretary makes a recommendation directly to the Compensation Committee regarding the CEO’s salary, which recommendation is determined in the same manner as his recommendations to the CEO regarding the other officers’ salaries. The Compensation Committee members then review the salary recommendations and, after any adjustments, determine the officers’ base salaries on behalf of the Company. In determining base salaries for our named executive officers for any particular year, the Committee generally considers, among other factors, competitive market practice, individual performance for the prior year and the mix of fixed compensation to overall compensation.

2018 Base Salaries

With respect to our named executive officers’ base salaries in 2018, Mr. Silver, the Executive Vice President, General Counsel & Secretary, and manager of Corporate Human Resources, considered the Peer Group information in determining his salary adjustment recommendations. Mr. Silver also presented this information to Mr. Lehner in connection with his recommendations regarding the salaries of such named executive officers (other than with respect to Mr. Lehner’s compensation). In February 2018, the Compensation Committee, considered the recommendations, the Peer Group information and other factors, including market competitiveness, and it modified the salaries of the other named executive officers as follows, effective July 2018:

		2018 Base Salary
Named Executive Officer	Previous Base Salary	Base Salary	Effective Date
Edward J. Lehner	$850,000	$875,500	7/2/2018
Erich S. Schnaufer	$310,000	$325,500	7/2/2018
Michael J. Burbach	$405,000	$417,000	7/2/2018
Kevin D. Richardson	$405,000	$417,000	7/2/2018
See Leong Fang	$300,000	$315,000	7/2/2018

Annual Bonus

The Company has historically maintained an annual incentive plan (“AIP”), pursuant to which its key managers (including our named executive officers) are eligible to receive performance-based cash bonuses tied to the Company’s achievement of specified financial performance targets for each year. Each year the Compensation Committee or the Board establishes objective financial performance criteria that must be met by the Company in order for bonuses to be paid (usually establishing threshold, target and maximum payout levels for each type of performance criterion), and other terms and conditions of awards under the AIP. It also approves any changes to the bonus targets for the named executive officers, which are expressed as a percentage of annual salary base rates in effect at November 30 of the applicable AIP plan year. No cash AIP bonuses are payable unless we achieve the performance thresholds set for the performance period. The Compensation Committee and our Board generally view the use of cash AIP bonuses as an effective means to compensate our named executive officers for achieving our annual financial goals. In general, a participant must be employed by the Company or its subsidiaries through the end of the AIP plan year in order to receive an AIP bonus payment, although some exceptions exist for circumstances such as retirement, death or position elimination. Additional information regarding AIP bonus payments in these circumstances is included below under “Potential Payments Upon Termination or Change in Control,” below on page 46.

The named executive officers’ target AIP bonus percentages are generally determined in connection with the negotiation of their employment terms upon their hiring or promotion. The target bonus percentages are then reviewed annually by the Company’s Executive Vice President, General Counsel & Secretary, who makes a recommendation to the CEO regarding any percentage adjustments for each officer reporting to the CEO. This recommendation is based on a review of competitive market factors and retention considerations. After reviewing this recommendation, the CEO may make modifications based on his own assessment, and then prepares recommendations for the officers reporting to him. The CEO then makes his recommendations to the Compensation Committee for each officer (other than himself); the Executive Vice President, General Counsel & Secretary makes a recommendation directly to the Compensation Committee regarding the CEO’s percentage, which recommendation is determined in the same manner as his recommendations to the CEO regarding the other officers’ bonus opportunities. The Compensation Committee members then review the target bonus percentage recommendations and, after any adjustments, determine each officer’s target bonus percentage on behalf of the Company. In determining target bonus percentage for our named executive officers for any particular year, the Committee generally considers the same factors it uses in determining base salary rate adjustments. The Compensation Committee may make the target bonus percentage change effective for the full year or make it effective on some date later in the plan year. If a participant’s target bonus percentage is changed effective during a plan year, then the effective target bonus percentage for the plan year is a weighted average of the two percentages, based on the time during the year that each of the two percentages was in effect unless determined otherwise by the Compensation Committee.

2018 Annual Incentive Plan

In 2018, the Company’s 2018 annual incentive plan (the “2018 AIP”) was approved by our Compensation Committee, and the target 2018 AIP bonuses for our named executive officers were expressed as a percentage of their annual base salary rates in effect on November 30, 2018.

With respect to the named executive officers’ target bonus percentages for 2018, Mr. Silver considered the Peer Group information in determining his target bonus percentage adjustment recommendations. Mr. Silver also presented this information to Mr. Lehner in connection with his recommendations regarding the target bonus percentages of such named executive officers (other than Mr. Lehner) and to the Compensation Committee with respect to his recommendations regarding the target bonus percentage for Mr. Lehner. In February 2018, the Compensation Committee considered the recommendations, the Peer Group information and other factors, including the factors it considered in making base salary rate adjustments, and it set the target bonus percentages of the other named executive officers as set forth in the below table, effective January 2018. The target AIP bonus levels were set to reflect the relative responsibility for our performance and to allocate appropriately the total cash opportunity between base salary and incentive-based compensation.

Named Executive Officer	2018 target bonus percentage
Edward J. Lehner	125%
Erich S. Schnaufer	55%
Michael J. Burbach	75%
Kevin D. Richardson	75%
See Leong Fang	55%

For the 2018 AIP, it was determined that a combination of earnings before interest, taxes, depreciation, amortization, reorganization, and other adjustments (“EBITDAR”), and “economic value added” (“EVA”) should be used as the performance measures for determining the cash AIP bonus payable to our named executive officers. EBITDAR and EVA were chosen as the appropriate performance measures to motivate our key executives, including the named executive officers, to both maximize earnings and increase utilization of our working capital.

EBITDAR is calculated as our net income excluding interest and other expense on debt, provision for income taxes, depreciation, amortization, reorganization, net last-in first-out inventory expenses, asset impairment expenses, and other charges (as reported in the Company’s annual audited financial statements included in the Company’s Form 10-K and other SEC filings).

EVA is the amount by which EBITDAR exceeded a carrying cost of capital applied to certain of our assets (“Cost of Capital”). Cost of Capital is equal to our net operating assets (accounts receivable plus average cost inventory plus property, plant & equipment, plus prepaid expenses & other assets, minus accounts payable, minus salaries & wages payable, and minus other current liabilities) (as reported in the Company’s annual audited financial statements included in the Company’s Form 10-K and other SEC filings) multiplied by the “cost of capital rate” of 15%. In summary, EVA is calculated as EBITDAR minus the Cost of Capital.

A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is included in Appendix B to this proxy statement.

For Messrs. Lehner and Schnaufer 50% of their bonus opportunity for 2018 was based on Company (“corporate”) EBITDAR during 2018 and the remaining 50% was based on corporate EVA during 2018. For Messrs. Burbach and Richardson, 30% of their bonus opportunity for 2018 was split equally between corporate 2018 EBITDAR and EVA, and the remaining 70% was split equally between their respective assigned region’s 2018 EBITDAR and EVA. For Mr. Fang, 50% of his bonus opportunity for 2018 was split equally between corporate 2018 EBITDAR and EVA, and the remaining 50% was split equally between his assigned region’s 2018 EBITDAR and EVA.

Actual Payouts under the 2018 AIP

In 2018, the Company’s financial performance resulted in a payout under the 2018 AIP for corporate performance with respect to corporate 2018 EBITDAR and EVA. The Company’s financial performance also resulted in a payout under the 2018 AIP for Messrs. Burbach’s and Richardson’s respective assigned regions’ 2018 EBITDAR and EVA. Information on the achievement of each corporate target for 2018 AIP purposes is shown in the table below.

Performance Criteria (Corporate)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	2018 Performance*	Payout Percentage Performance
2018 EBITDAR	$178.0M	$215.0M	$287.0M	$291M	200.0%
2018 EVA	$0.0M	$28.0M	$80.0M	$95M	200.0%

*	Performance results exclude the impact of Central Wire & Steel and Fanello Industries that were acquired in 2018.

The named executive officers’ bonus opportunities under the 2018 AIP are set forth in the table below.

Named Executive Officer	Base Salary (1)	Target 2018 AIP Bonus (as a percentage of Base Salary)	Target 2018 AIP Bonus (dollar amount)	Actual 2018 AIP Award Paid
Edward J. Lehner	$875,500	125%	$1,094,375	$2,188,750
Erich S. Schnaufer	$325,500	55%	$179,025	$358,050
Michael J. Burbach	$417,000	75%	$312,750	$617,646
Kevin D. Richardson	$417,000	75%	$312,750	$625,500
See Leong Fang	$315,000	55%	$173,250	$233,043

(1)	As of November 30, 2018.

Long-Term Incentive Program

Retention Bonus Plan

On July 23, 2014, the Board adopted a new retention plan called the Ryerson Holding Corporation Retention Bonus Plan (the “Retention Bonus Plan”), which is intended to incentivize certain of our employees to continue with the Company following the IPO. Our Board administers the Retention Bonus Plan and is authorized to, among other things, construe, interpret and implement the plan, to prescribe, amend and rescind rules and regulations relating to the plan and make any other determinations that it deems necessary or advisable for the administration of the plan. The Board may also delegate to certain members of the Board, our officers or employees, or other committees, the authority, subject to such terms as the Board determines appropriate, to perform such functions, including but not limited to administrative functions. Any action of the Board (or its authorized delegates) will be final, conclusive, and binding on all persons, including the Company and plan participants.

Under the Retention Bonus Plan, participants were granted a number of units, which corresponds to their allocation of the total bonus pool that may be awarded under the plan. The total number of units that were made available for grant under the plan was 10,000,000 units, and the total amount of the bonus pool allocated among participants was $10,000,000. Each of our named executive officers participated in the Retention Bonus Plan and was granted the following number of units: Mr. Lehner, 1,574,803 units; Mr. Schnaufer, 393,700 units; Mr. Burbach, 1,338,583 units; Mr. Richardson, 1,338,583 units; and Mr. Fang, 1,181,102 units.

The named executive officers’ units vested 20% upon the effectiveness of the IPO and 20% on each of the next four anniversaries of the effectiveness of the IPO.

In August 2018, the remaining 20% of the units granted under the Retention Bonus Plan vested and was paid in cash as set forth in the table below, after the fourth anniversary of the IPO:

Named Executive Officer	Retention Bonus Plan – 2018 Payment
Edward J. Lehner	$314,961
Erich S. Schnaufer	$78,740
Michael J. Burbach	$267,717
Kevin D. Richardson	$267,717
See Leong Fang	$236,220

Long-Term Incentive Plan (“LTIP”)

In March 2018, the Company granted equity awards to some of its employees, including its named executive officers. The Compensation Committee expects that the Company will grant equity awards to select employees on an annual basis under an LTIP, in order to serve several compensation objectives. First, the Compensation Committee believes that equity awards, in tandem with our executive stock ownership guidelines described below under “Executive Stock Ownership Guidelines,” on page 36, encourage ownership of our common stock by our executive officers, which aligns the interests of those officers with those of our stockholders. In addition, the vesting provisions applicable to the awards help retain executive officers and reward the achievement of long-term business objectives that benefit our stockholders. The Compensation Committee believes that performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The Compensation Committee intends to continue to align the metrics for future long-term incentive compensation programs with the Company’s strategic goals as they evolve.

The equity awards are issued under the Omnibus Plan, which was approved by our stockholders prior to the IPO, and the amendment and restatement of which is the subject of Proposal 3 included elsewhere in this proxy statement. The Omnibus Plan permits the grant of various types of awards which allows the Compensation Committee to choose awards it believes will provide competitive long-term incentive compensation.

The Compensation Committee expects to approve annually the design of the LTIP for the upcoming year and to make LTIP equity awards to named executive officers on an annual basis. Management, including the President & CEO, the CFO and the Executive Vice President, General Counsel & Secretary, discuss and determine the initial LTIP program elements for recommendation to the Compensation Committee. This includes the type of equity award to be granted as well as the aggregate size of the awards for all selected employees. After considering management’s recommendation and other factors, the Compensation Committee then determines the design of the LTIP for the upcoming year, as well as the types and sizes of awards to the named executive officers.

In determining the type and aggregate size of all awards to be provided and the type and size of awards to the named executive officers, as well as the performance metrics that may apply, the Compensation Committee may consider factors including the strategic goals of the Company, trends in corporate governance, accounting impact, tax-deductibility, the Company’s aggregate budget for long-term incentive compensation, cash flow, the impact on the Company’s earnings per share and the number of shares of common stock that would be required to be allocated. The Compensation Committee may also consider some or all of the following: the officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The Compensation Committee also reviews and may adjust the target long-term incentive award at the time of promotions or other significant increases in executive responsibilities.

2018 LTIP  –  Type of Equity Granted and Performance Metrics

Ryerson management presented Peer Group data and other general survey data from Vivient regarding long-term incentive awards to the Compensation Committee. This data included information regarding award types, mix of awards and award vesting periods. After consideration of the information and management’s recommendations, in February 2018 the Board approved the 2018 LTIP and the named executive officers’ LTIP awards.

Under the 2018 LTIP, our named executive officers received a combination of RSUs and PSUs. Each of our named executive officer’s 2018 LTIP award was allocated such that two-thirds of the total number of awards consisted of PSUs and one-third of the total number consisted of RSUs. More PSUs were granted than RSUs in order to place greater emphasis on successful financial performance.

The RSUs and PSUs awarded under the 2018 LTIP were granted in March 2018. All of the RSU and PSU awards were subject to award agreements and the terms of the Omnibus Plan.

Restricted Stock Units (“RSUs”)

A restricted stock unit is a right to receive a share of Ryerson common stock (or cash based on the value of a share of stock) on a specified vesting date in the future. The RSUs will vest on each of the first three anniversaries of the RSU grant date, provided that the recipient remains employed by the Company through the applicable vesting date.

RSUs granted to our named executive officers accrue dividend equivalents in the event the Company declares a cash dividend on its common stock, but the holders of the RSUs have no other rights as stockholders with respect to the RSUs (e.g., no voting rights). Holders of the RSUs may not sell, assign or otherwise transfer the RSUs, and any unvested RSUs are forfeited if the holder’s employment is terminated for any reason.

Performance Units (“PSUs”)

A performance unit is a right to receive a share of Ryerson common stock (or cash based on the value of a share of stock) on a specified vesting date in the future, subject to the level of achievement of predetermined organizational performance goals over a specified period of time. The PSUs awarded under the 2018 LTIP will vest, if at all, on the later to occur of (x) the third anniversary of the PSU grant date, and (y) the date the Compensation Committee certifies the applicable performance objectives. Vesting of the PSUs is subject to the recipient remaining employed by the Company through the vesting date, and the portion of the PSUs that vest will depend on the level of the Company’s performance over the three-year period from 2018 through 2020 (the “PSU Performance Period”) against certain performance objectives. The actual number of shares of Ryerson common stock (or cash based on the value of such number of shares) received with respect to a PSU award might not equal the targeted number of shares, depending on the Company’s performance. The three-year performance period was chosen to emphasize the importance of achieving longer-term goals in creating value for stockholders, and to diminish the effect of short-term macroeconomic volatility on achievement of longer-term objectives of the 2018 LTIP.

PSUs granted to our named executive officers under the 2018 LTIP do not provide the holder with any rights as stockholders with respect to the PSUs (e.g., no voting rights) and do not accrue any dividend equivalent rights. Holders of the PSUs may not sell, assign or otherwise transfer the PSUs, and any unvested PSUs are forfeited if the holder’s employment is terminated for any reason.

PSU Performance Objectives

Payment under the PSUs granted to our named executive officers under the 2018 LTIP is subject to the achievement of two PSU performance objectives – (i) a “Cumulative Adjusted EBITDA” performance objective, and (ii) a “Cumulative Managerial Controllable Free Cash Flow” performance objective.

For these purposes, “Cumulative Adjusted EBITDA” means the sum of Adjusted EBITDA and net last-in first-out inventory expense (as reported in the Company’s SEC filings for the applicable period) over the entire PSU Performance Period.

In addition, for these purposes, “Cumulative Managerial Controllable Free Cash Flow” means the sum of Adjusted EBITDA, net last-in first-out inventory expense (as reported in the Company’s SEC filings for the applicable period), plus or minus changes in the Consolidated Statements of Cash Flows for inventory, accounts receivable, accounts payable, capital expenditures, and proceeds from asset sales, for the PSU Performance Period (as reported in the Company’s Forms 10-K) combined.

A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is included in Appendix B to this proxy statement.

PSU grants made prior to 2018 are subject to the achievement of a “Relative Free Cash Flow Yield” objective in addition to Cumulative Managerial Controllable Free Cash Flow.  For these purposes, Relative Free Cash Flow Yield determination begins by calculating the Company’s “Free Cash Flow Yield,” which is defined as (A) divided by (B), where (A) is cash flow from operating activities, less capital expenditures, plus proceeds from the sale of assets (“Free Cash Flow”) for a fiscal year during the performance period (all as reported on the Company’s Form 10-K), and (B) is stock market capitalization for the last day of such fiscal year. The same calculation for each comparative fiscal year during the performance period is performed for a group of the Company’s publicly traded direct competitors (the “LTIP Competitors Group”) by summing the LTIP Competitors Group’s Free Cash Flows and dividing by their aggregate equity market capitalizations on the last day of such fiscal year to compute a LTIP Competitors Group equity market capitalization weighted Free Cash Flow Yield. Relative Free Cash Flow Yield is determined by comparing the Company’s Free Cash Flow Yield metric against the LTIP Competitors Group’s for each fiscal year during the applicable performance period. A positive Relative Free Cash Flow Yield exists for a fiscal year if the Company’s Free Cash Flow Yield for that year is greater than that of the LTIP Competitors Group for the same year.

The Compensation Committee selected Cumulative Adjusted EBITDA as a new performance metric in place of Relative Free Cash Flow Yield to better reflect the Company performance relative to our business plan.

Determining PSUs Earned and Award Range

The actual number of PSUs granted to our named executive officers under the 2018 LTIP, if any, that are earned will be based on the Company’s achievement of the two performance objectives, Cumulative Adjusted EBITDA and Cumulative Managerial Controllable Free Cash Flow measured in total during the PSU Performance Period against established targets for each objective, each as set forth below.  The performance objectives are weighted 50% each such that half of the PSUs granted vest based on achievement of the Cumulative Adjusted EBITDA metric and half based on achievement of the Cumulative Managerial Controllable Free Cash Flow metric.  The performance objectives provide that vesting of its respective 50% of the total PSUs award is subject to the Company achieving an amount equal to or greater than a specified threshold dollar amount for such performance objective for the Performance Period. If the threshold of a performance objective is achieved but not exceeded, half of the PSUs relating to that performance objective will vest. If the target for a performance objective is achieved or exceeded, 100% of the PSUs relating to that performance objective will vest.  If an amount in between the threshold and target dollar amount for a performance objective is achieved, the vesting percentage will be interpolated on a straight-line basis.  If performance for either objective is below the applicable threshold, none of the corresponding PSUs will be earned.

Performance Criteria	Threshold (50% Vesting)(1)(2)	Target (100% Vesting)(1)
Cumulative Adjusted EBITDA (50%)	$550.0M	$700.0M
Cumulative Managerial Controllable Free Cash Flow (50%)	$450.0M	$650.0M
(1)	Performance between the above referenced threshold and target levels will be interpolated on a straight-line basis.
(2)	None of the corresponding PSUs vest if performance for the applicable target is below threshold.

The level of difficulty of attaining the Cumulative Adjusted EBITDA and Cumulative Managerial Controllable Free Cash Flow performance objectives is moderate, based on projected results over the performance period. When granted, the company expects that performance results will be in the range between threshold and target levels.

Named Executive Officer 2018 LTIP Awards

In March 2018, after review of management’s recommendations regarding the type and size of 2018 LTIP awards to the named executive officers, the Board awarded the named executive officers the following 2018 LTIP awards, which were granted in March 2018.

Named Executive Officer	PSUs (units)	RSUs (units)*
Edward J. Lehner	68,005	33,495
Erich S. Schnaufer	15,075	7,425
Michael J. Burbach	16,750	8,250
Kevin D. Richardson	16,750	8,250
See Leong Fang	10,050	4,950

*	One-third of such RSUs will vest on each of the first three anniversaries of the RSU grant date.

The Board approved 2018 LTIP awards to the named executive officers after considering Peer Group data, the officers’ positions and shares available for allocation under the Omnibus Plan.

Additional information regarding the 2018 LTIP equity awards granted to our named executive officers, including the threshold and target award amounts for the PSUs granted to each of our named executive officers, is included in the table below under “Grants of Plan-Based Awards,” on page 39.

Retirement Benefits

Defined Contribution Plans

Our tax-qualified employee savings and retirement plan (the “401(k) Plan”) covers certain full- and part-time employees, including our named executive officers. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limits and have the amount of such reduction contributed to the 401(k) Plan. Our Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement.

Our Board reviewed the basic employee matching contribution policy under the 401(k) Plan in 2013 and concluded that it was competitive as compared to that of other employers. With respect to the 401(k) Plan, in 2018, we matched 100% of the first 4% of each employee’s contributed base salary and 50% of the contributions from 4% to 6% of the employee’s contributed base salary. All of our named executive officers participated in the 401(k) Plan on the same basis as our other employees in 2018.

We also maintain a nonqualified savings plan, which is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual contributions allowed by applicable law to the 401(k) Plan to make additional deferrals in excess of the statutory limits. Under this plan, participants may contribute from 1% to 10% of their base salary. Just as we do for the 401(k) Plan, under this plan we match 100% of the first 4% of each participant’s contributed base salary contributed and 50% of the contributions from 4% to 6% of the participant’s contributed base salary. Our Board believes that our nonqualified savings plan provides an enhanced opportunity for our eligible employees, including our named executive officers, to plan for and meet their retirement savings needs. In 2018, none of our named executive officers contributed to the nonqualified savings plan and we did not make any contributions to it on behalf of any of them. As of December 31, 2018, Messrs. Burbach and Richardson each had an aggregate account balance under the nonqualified savings plan, equal to $11,377 and $37,031, respectively. For additional information, see “Nonqualified Deferred Compensation,” below on page 45.

Pension Plans

We currently sponsor the Ryerson Pension Plan, a qualified defined benefit pension plan. Of our named executive officers, only Messrs. Burbach and Richardson were eligible to participate in the Ryerson Pension Plan. Mr. Burbach was eligible to participate in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Former Participants in the Integris Metals, Inc. Pension Plan, which was frozen as of December 31, 2005, and Mr. Richardson was eligible to participate in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Salaried Employees of Ryerson Inc. and Certain Subsidiaries, which was frozen as of December 31, 1997.

We also sponsor the Integris Metals, Inc. Excess Retirement Benefit Plan, a nonqualified supplemental pension plan, in which only Mr. Burbach participated. This plan was frozen as of December 31, 2005.

Mr. Burbach’s combined frozen pension benefit from these pension plans is approximately $74,949 annually upon his retirement upon reaching retirement age under the plans, which is 62 years. Mr. Richardson’s combined frozen pension benefit from these pension plans is approximately $13,227 annually upon his retirement; due to the length of his service at the Company, Mr. Richardson could retire at any time and receive this benefit. These plans are described in further detail below under “Pension Benefits,” on page 44.

Perquisites and Other Benefits

All of our named executive officers were eligible for coverage under our health insurance programs, as well as group life insurance, short-term disability and long-term disability benefits, on the same terms as our other employees.

Employment Agreements

Our Compensation Committee believes that employment agreements with our named executive officers are valuable tools to both enhance our efforts to retain these executives and protect our competitive and confidential information. We are party to agreements with each of our named executive officers that govern their employment with the Company. Mr. Lehner’s Employment Agreement and the other named executive officers’ employment agreements are described in more detail under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” below on page 40. Mr. Lehner’s Employment Agreement is also further described under “Mr. Lehner’s Employment Agreement,” above on page 28. The estimates of the value of the benefits potentially payable under these agreements (if any) upon a termination of employment or change of control are included under “Potential Payments Upon Termination or Change in Control,” below on page 46.

Compensation Risk Management

The Company’s management conducts a risk-assessment annually related to the Company’s compensation programs and presents to the Compensation Committee its assessment of the related risks.   The Company’s assessment included a review and assessment of risks related to Company’s AIP and LTIP discussed in this proxy statement as well as sales incentive plans applicable to the Company’s sales employees. We have reviewed our compensation policies and practices and have determined that those policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Considerations and Deductibility of Compensation

In general, Section 162(m) of the Code generally denies a publicly held corporation a deduction for federal income purposes for compensation in excess of $1 million per year paid to certain “covered employees.” The Compensation Committee may, from time to time, design programs that are intended to further our success, including by enabling us to continue to attract, retain, reward and motivate highly-qualified executives that may not be deductible as a result of the limitations on deductibility under Section 162(m).

Executive Stock Ownership Guidelines

In June 2015, the Board established stock ownership guidelines for executive officers, including all named executive officers. The guidelines are intended to increase the stake these officers hold in the Company and to more closely align their interests with those of our stockholders. The guidelines provide that officers meet the following stock ownership requirements:

•	The President & CEO should acquire and maintain stock ownership equal in value to five times his base salary;
•	The CFO should acquire and maintain stock ownership equal in value to three times his base salary;
•	Each Regional President should acquire and maintain stock ownership equal in value to three times his base salary; and
•	Other executive officers should acquire and maintain stock ownership equal in value to one time his base salary.

Executive officers have five years to achieve the above ownership requirements from the date the ownership guidelines were adopted. Newly hired and promoted executive officers will have five years from the date they are appointed to achieve their ownership requirements. Shares purchased by the executive officer and vested RSUs and PSUs are included in the calculation of stock ownership levels.

Based on the closing price per share of our common stock on the NYSE on December 31, 2018, of $6.34 per share, the last trading day of fiscal year 2018, as of that date our continuing named executive officers held the following percentages of their base salaries at that date: Mr. Lehner, 158%; Mr. Schnaufer, 67%; Mr. Burbach, 123%; Mr. Richardson, 143%; and Mr. Fang, 51%.

Prohibition on Speculative Stock Transactions

The Company considers it improper and inappropriate for our officers and directors to engage in speculative transactions in Ryerson securities. Therefore, our insider trading policy prohibits such persons from engaging in short sales of our securities and certain other inherently speculative transactions in our securities.

Recommendation

As set forth in the “Compensation Committee Report” above on page 25, the committee has reviewed this Compensation Discussion and Analysis and recommended its inclusion in this proxy statement.

COMPENSATION TABLES

The following table presents compensation information for Mr. Lehner, our President & CEO; Mr. Schnaufer, our CFO; and Messrs. Burbach, Richardson and Fang, our three next most highly compensated executive officers serving on December 31, 2018. It presents compensation information for Messrs. Lehner, Schnaufer, Burbach, Richardson and Fang for the last three years.

Summary Compensation Table

For Fiscal Year Ended December 31, 2018

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock ($)(1) (e)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Edward J. Lehner	2018	862,750	—	827,225	2,503,711	—	16,425	4,210,111
President &	2017	835,000	707,759	1,197,000	314,961	—	16,123	3,070,843
CEO	2016	697,500	840,664	583,800	314,961	—	168,348	2,605,273
Erich S.	2018	317,750	—	183,375	436,790	—	14,976	952,891
Schnaufer,	2017	302,500	123,451	315,000	78,740	—	14,609	834,300
CFO	2016	292,981	159,970	139,000	78,740	—	13,944	684,635
Michael J. Burbach,	2018	411,000	—	203,750	885,363	—	16,728	1,516,841
President, North-	2017	397,500	182,296	315,000	267,717	108,002	16,321	1,286,836
West Region	2016	382,500	424,218	139,000	267,717	65,408	15,952	1,294,795
Kevin D. Richardson,	2018	413,150	—	203,750	893,217	—	16,728	1,526,845
President, South-	2017	395,350	319,028	315,000	267,717	18,306	16,306	1,331,707
East Region	2016	382,500	260,514	139,000	267,717	10,391	15,952	1,076,074
See Leong Fang Executive Vice President, Global	2018	305,350	—	122,250	469,263	—	17,062	913,925
Operations and	2017	296,800	161,175	189,000	236,220	—	16,626	899,821
President, Asia	2016	285,050	210,144	41,700	236,220	—	16,240	789,354

(1)

The amounts in this column reflect the aggregate grant date fair values of the restricted stock units (“RSUs”) and performance units (“PSUs”) awarded to the named executive officers on March 31, 2018, under the 2018 LTIP, as further described above under “Long-Term Incentive Plan (“LTIP”),” on page 32, and below under “Grants of Plan-Based Awards,” on page 39. The grant date fair value of the RSU and PSU awards was computed in accordance with FASB ASC Topic 718 and the per-unit grant date fair value of each award was determined to be the closing price per share of our common stock on the day of grant. This determination with respect to the PSUs assumes that the PSUs will be earned at target performance levels, which is also the highest level of performance for such awards, and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date. For additional information, including a discussion of the assumptions used to calculate these values, please see “- Outstanding Equity Awards at Fiscal Year End Table” below.

(2)	The amounts reported as earned in this column represent the following bonuses earned with respect to 2018 by each executive officer:
•

Mr. Lehner. (i) A $314,961 bonus representing the final installment payable in respect of the retention bonus award granted to Mr. Lehner in 2014 pursuant to our Retention Bonus Plan, and (ii) a $2,188,750 bonus earned by Mr. Lehner in respect of his performance in 2018 under our 2018 AIP.

•

Mr. Schnaufer. (i) A $78,740 bonus representing the final installment payable in respect of the retention bonus award granted to Mr. Schnaufer in 2014 pursuant to our Retention Bonus Plan, and (ii) a $358,050 bonus earned by Mr. Schnaufer in respect of his performance in 2018 under our 2018 AIP.

•

Mr. Burbach. (i) A $267,717 bonus representing the final installment payable in respect of the retention bonus award granted to Mr. Burbach in 2014 pursuant to our Retention Bonus Plan, and (ii) a $617,646 bonus earned by Mr. Burbach in respect of his performance in 2018 under our 2018 AIP.

•

Mr. Richardson. (i) A $267,717 bonus representing the final installment payable in respect of the retention bonus award granted to Mr. Richardson in 2014 pursuant to our Retention Bonus Plan, and (ii) a $625,500 bonus earned by Mr. Richardson in respect of his performance in 2018 under our 2018 AIP.

•

Mr. Fang. (i) A $236,220 bonus representing the final installment payable in respect of the retention bonus award granted to Mr. Fang in 2014 pursuant to our Retention Bonus Plan, and (ii) a $233,043 bonus earned by Mr. Fang in respect of his performance in 2018 under our 2018 AIP.

For additional information regarding our Retention Bonus Plan, see “- Compensation Discussion and Analysis – Long-Term Incentive Program – Retention Bonus Plan,” above on page 31, and for additional information regarding our 2018 AIP see “- Compensation Discussion and Analysis – Annual Bonus – 2018 Annual Incentive Plan”, above on Page 30.

(3)

For 2018, there was a decrease in the actuarial present value of Mr. Burbach and Mr. Richardson’s accumulated benefits under our pension plans. Due to an increase in the discount rate used in the actuarial present value calculation over the prior fiscal year-end measurement date, the value of Mr. Burbach’s accumulated benefits decreased by $67,397 and the value of Mr. Richardson’s accumulated benefits decreased by $12,177. For additional information, see “- Compensation Discussion and Analysis – Retirement Benefit – Pension Plans,” above on page 35, and “- Compensation Discussion and Analysis – Retirement Benefit – Pension Benefits,” below on page 44. For 2018, our named executive officers did not earn any above-market or preferential earnings on any deferred compensation. For additional information regarding our nonqualified savings plan, see “Nonqualified Deferred Compensation” below on page 45.

(4)	Includes the following for 2018:
•

Mr. Lehner. The amount reported for 2018 represents $13,753 of matching contributions under our 401(k) Plan, $2,622 for life insurance premiums for coverage in excess of $50,000 and $50 for an annual physical.

•

Mr. Schnaufer. The amount reported represents $13,748 of matching contributions under our 401(k) Plan, $1,178 for life insurance premiums for coverage in excess of $50,000 and $50 for an annual physical .

•

Mr. Burbach. The amount reported represents $13,752 of matching contributions under our 401(k) Plan, $2,926 for life insurance premiums for coverage in excess of $50,000 and $50 for an annual physical .

•

Mr. Richardson. The amount reported represents $13,752 of matching contributions under our 401(k) Plan, $2,926 for life insurance premiums for coverage in excess of $50,000 and $50 for an annual physical .

•

Mr. Fang. The amount reported represents $13,753 of matching contributions under our 401(k) Plan and $3,259 for life insurance premiums for coverage in excess of $50,000 and $50 for an annual physical .

(5)

Mr. Fang retired from his position as Executive Vice President — Operations and Chief Executive Officer, Asia of the Company, effective as of the close of business on December 31, 2018. As a result, Mr. Fang is no longer an executive officer.  However, he continues to be employed by the Company in a non-executive role.

Pay Ratio

For 2018, we estimate that the ratio of the annual total compensation of our “median employee” ($55,023) to the annual total compensation of our CEO ($4,210,111) was 76:1.  In 2018, approximately 1,080 employees joined the Company by way of acquisition in connection with the business units acquired pursuant to our transactions with Central Steel and Wire Company and Fanello Industries, LLC.  In accordance with applicable SEC regulations, such employees were excluded from determining the median compensation reported above.  After excluding the business units acquired in 2018, as of December 31, 2018, there were no changes in our employee population or employee compensation arrangements relative to the immediately preceding fiscal year that we reasonably believe would significantly affect our pay ratio disclosure, and as a result, we used the same median employee identified in our proxy statement for our 2018 annual stockholders’ meeting.  In calculating the annual total compensation for the median employee, we included each element of compensation listed in the Summary Compensation Table above, including the Company’s matching contribution to our 401(k) plan for such median employee.

The median employee for 2017 was identified as of December 31, 2017 by taking the following steps:

•

Identifying the employees to be included in the calculation (employees at business units acquired during 2017 were excluded from the calculation, and employees based in Mexico were excluded from the calculation as de minimis). We reasonably believe that the employees at business units acquired during 2017 would not significantly affect our pay ratio disclosure.

•	Calculating the compensation of each of the employees in the employee pool for the 12 months ending December 31, 2017.
•	Ordering the gross earnings of all employees in the employee pool from lowest to highest and identifying the median employee based on gross earnings.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2018

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock
Name (a)	Plan	Grant Date (b)	Date of Approval Action(1) (b)	Threshold ($)(2) (c)	Target ($)(2) (d)	Maximum ($)(2) (e)	Threshold (#)(3) (f)	Target (#)(3) (g)	Maximum (#)(3) (h)	Awards: Number of Shares of Stock or Units (#)(4) (i)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
Edward J. Lehner	2018 AIP	2/26/18	2/26/18	547,188.00	1,094,375.00	2,188,750.00	—	—	—	—	—
	2018 LTIP RSU	3/31/18	2/26/18	—	—	—	—	—	—	33,495	272,984.00
	2018 LTIP PSU	3/31/18	2/26/18	—	—	—	34,003	68,005	—	—	554,241.00
Erich S. Schnaufer	2018 AIP	2/26/18	2/26/18	89,513.00	179,025.00	358,050.00	—	—	—	—	—
	2018 LTIP RSU	3/31/18	2/26/18	—	—	—	—	—	—	7,425	60,514.00
	2018 LTIP PSU	3/31/18	2/26/18	—	—	—	7,538	15,075	—	—	122,861.00
Michael J. Burbach	2018 AIP	2/26/18	2/26/18	156,375.00	312,750.00	625,500.00	—	—	—	—	—
	2018 LTIP RSU	3/31/18	2/26/18	—	—	—	—	—	—	8,250	67,238.00
	2018 LTIP PSU	3/31/18	2/26/18	—	—	—	8,375	16,750	—	—	136,513.00
Kevin D. Richardson	2018 AIP	2/26/18	2/26/18	156,375.00	312,750.00	625,500.00	—	—	—	—	—
	2018 LTIP RSU	3/31/18	2/26/18	—	—	—	—	—	—	8,250	67,238.00
	2018 LTIP PSU	3/31/18	2/26/18	—	—	—	8,375	16,750	—	—	136,513.00
See Leong Fang	2018 AIP	2/26/18	2/26/18	86,625.00	173,250.00	346,500.00	—	—	—	—	—
	2018 LTIP RSU	3/31/18	2/26/18	—	—	—	—	—	—	4,950	40,343.00
	2018 LTIP PSU	3/31/18	2/26/18	—	—	—	5,025	10,050	—	—	81,908.00

(1)

With respect to the 2018 LTIP Awards, on February 26, 2018, the Board approved the number of RSUs and PSUs to be granted to each named executive officer and directed that the awards be granted at a later date determined administratively appropriate by the Company’s CEO. For more information regarding the 2018 LTIP awards, see the discussion under “Long-Term Incentive Plan (“LTIP”),” above on page 32. With respect to the 2018 AIP awards, on February 26, 2018, the Compensation Committee approved the AIP, including the performance measures on which the cash AIP bonus payments would be based. For more information regarding the 2018 AIP awards and the determination of the AIP target bonus percentages, see the discussion under “2018 Annual Incentive Plan,” above on page 30.
(2)

2018 AIP awards consist of annual incentive bonus opportunities for each of the named executive officers awarded under the 2018 AIP. See the description of the 2018 AIP under “2018 Annual Incentive Plan,” above on page 30. The award amounts paid are based on a percentage of the named executive officers’ annualized salaries in effect on November 30, 2018. Actual 2018 AIP award payments for the fiscal year reported are listed under “Actual Payouts under the 2018 AIP,” above on page 31.

(3)

Reflects long-term incentive awards in the form of performance-based PSUs granted to the named executive officers under the 2018 LTIP on March 31, 2018, in accordance with the Omnibus Plan as discussed under “Long-Term Incentive Plan (“LTIP”),” beginning on page 32. These awards are also included in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 42 and the aggregate grant date fair value is included in column (e) of the “Summary Compensation Table,” on page 37. The maximum number of shares that may be earned with respect to the PSUs is equal to the number of shares earned at target level performance.

(4)

Reflects long-term incentive awards in the form of time-based RSUs granted to the named executive officers under the 2018 LTIP on March 31, 2018, in accordance with the Omnibus Plan as discussed under “Long-Term Incentive Plan (“LTIP”)” beginning on page 32. These awards are also included in column (g) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 42, and the aggregate grant date fair value is included in column (e) of the “Summary Compensation Table,” on page 37.

(5)

The grant date fair value of the RSUs and PSUs described in notes 3 and 4 to this table, which were granted to the named executive officers on March 31, 2018, under the 2018 LTIP, as further described above under “Long-Term Incentive Plan (“LTIP”),” on page 32. The grant date fair value of the RSU and PSU awards was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and as further described above in footnote (3) to the Summary Compensation Table on page 37. This determination with respect to the PSUs is calculated based on probable performance (or target performance) achievement.

Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards

In 2018, each of our named executive officers was a participant in the 2018 Long-Term Incentive Plan, the 2018 Annual Incentive Plan, and the Retention Bonus Plan. For additional information on the 2018 LTIP, please see “Long-Term Incentive Plan (“LTIP”),” above on page 32, for additional information on the 2018 Annual Incentive Plan, please see “2018 Annual Incentive Plan,” above on page 30, and for additional information on the Retention Bonus Plan, please see “Retention Bonus Plan,” above on page 31.

Employment Agreements

Mr. Lehner’s 2015 Employment Agreement and Non-Competition Agreement

In May 2015, the Company and Mr. Lehner entered into a new employment agreement for Mr. Lehner to serve as our President & CEO. Mr. Lehner’s Employment Agreement, which is also further described under “Mr. Lehner’s Employment Agreement,” above on page 28, provides for at-will employment, payment of a base salary, a target annual bonus opportunity equal to a certain percentage of Mr. Lehner’s base salary based on the achievement of targets established pursuant to the AIP, and four weeks of paid vacation. It provided for an initial long-term incentive award grant of performance share units and time-vesting restricted stock units. The Board subsequently has increased Mr. Lehner’s annual base salary, increased the target annual bonus opportunity and awarded additional grants of performance share units and time-vesting restricted stock units.

In connection with the execution of Mr. Lehner’s Employment Agreement, Mr. Lehner and the Company also entered into a confidentiality, non-competition and non-solicitation agreement (“Non-Competition Agreement”) effective on the date of his appointment as our President & CEO. Its confidentiality provisions require Mr. Lehner to keep confidential and not disclose confidential information relating to the Company, its subsidiaries and affiliates, its customers and/or vendors and suppliers. Under the agreement’s non-competition and non-solicitation provisions, during Mr. Lehner’s employment and for a period of 18 months after the termination of his employment for any reason, Mr. Lehner may not (a) own, operate, manage, control, participate, consult with, advise or have any financial interest in any a person or entity engaged in the metal service center processing and/or distribution business, (b) engage in the start-up of a business in competition with the Company’s business, (c) call upon, solicit business from or sell any products sold or distributed by the Company to any customer or prospective customer of the Company with whom employees of the Company had contact during Mr. Lehner’s employment with the Company, (d) encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any of its employees, or (e) encourage any supplier, distributor, franchisee, licensee or other business relation of the Company to cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

The Non-Competition Agreement also contains provisions regarding Mr. Lehner’s rights and payments owed to him upon his termination. In the event that Mr. Lehner’s employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the Non-Competition Agreement), he will, subject to his execution of a release in favor of the Company and certain other conditions, be entitled to an amount equal to eighteen months of his then current base salary and subsidized COBRA continuation of his medical and dental benefits coverage.

Messrs. Schnaufer, Burbach and Richardson

We entered into employment agreements with Messrs. Schnaufer, Burbach and Richardson in September 2005, January 2005 and December 2004, respectively, in connection with their respective positions at those times. The employment agreements have remained in effect since that time, although provisions regarding compensation items such as annual base salary, target annual bonus opportunity as a percentage of salary and other compensation elements have been modified, including by a most recent amendment in April 2009. The ongoing terms of the three agreements are substantially the same and are described below.

Each employment agreement provides that the Company and the officer may each terminate the agreement for any or no reason on 30 days’ prior notice. In the event that the officer’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in the applicable employment agreement), he will be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, commencing on his termination date and ending on the earlier of (i) the twelfth month after the termination date, (ii) the date he violates or initiates any legal challenge to certain provisions of the agreement including confidentiality, non-compete and non-solicitation obligations imposed by the employment agreement, or (iii) the date of his death or the date he is determined to be eligible for benefits under our long-term disability plan. Additionally, the officer would also receive a payment equal to the average of the Annual Incentive Plan awards paid to him in the three years immediately preceding his termination date, payable in the first quarter of the year following the year of his termination. Further, he may be eligible for a pro-rated portion of the Annual Incentive Plan award for the year of his termination, based on the number of months during that year that elapsed prior to his termination date, and depending on the Company’s attainment of the applicable performance measures for that year, which pro-rated amount would be payable in the first quarter of the year following the year of his termination.

Each employment agreement contains confidentiality, non-compete and non-solicitation provisions. The confidentiality provisions require the officer to keep confidential and not disclose confidential information relating to the Company, its subsidiaries and affiliates, its customers and/or vendors and suppliers. Under the non-solicitation and non-competition provisions, beginning on the date of the employment agreement and ending twelve months after his employment termination date, the officer may not (a) own, operate, manage, control, participate, consult with, advise or have any financial interest in (including as a stockholder, agent, director, officer, employee or consultant or contractor) any competitor (as defined below), or in any manner engage in the start-up of a business in competition with the Company’s business (subject to an exception permitting the officer’s ownership of one percent or less of the outstanding stock of certain publicly-listed corporations), (b) call upon, solicit business from or sell any products sold or distributed by the Company to any customer or prospective customer of the Company with whom employees of the Company had contact during his employment with the Company, (c) encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any of its employees, or (d) encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company to cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company. A “competitor” under each of Mr. Schnaufer’s, Mr. Burbach’s and Mr. Richardson’s employment agreements refers to a person or entity, including metals-related Internet marketplaces, engaged in the metal service center processing and/or distribution business.

Mr. Fang

In March 2013 we entered into an employment agreement with Mr. Fang as President, Asia. The terms were subsequently amended to update provisions regarding position title, duties, and perquisites and compensation provisions such as annual base salary and other compensation items. Under the agreement, either Mr. Fang or the Company could terminate his employment at any time, with or without cause.  The agreement was terminated as of the close of business on December 31, 2018 upon Mr. Fang retirement from his position as Executive Vice President — Operations and Chief Executive Officer, Asia of the Company.

Outstanding Equity Awards at Fiscal Year-End

			Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Edward J. Lehner
2016 RSU Award (2)	3/31/2016	11,550	73,227	—	—
2016 PSU Award (3)(4)	3/31/2016	—	—	70,350	446,019
2017 RSU Award (2)	3/31/2017	20,900	132,506	—	—
2017 PSU Award (3)(4)	3/31/2017	—	—	63,650	403,541
2018 RSU Award (2)	3/31/2018	33,495	212,358	—	—
2018 PSU Award (3)(5)	3/31/2018	—	—	68,005	431,152
Erich S. Schnaufer
2016 RSU Award (2)	3/31/2016	2,750	17,435	—	—
2016 PSU Award (3)(4)	3/31/2016	—	—	16,750	106,195
2017 RSU Award (2)	3/31/2017	5,500	34,870
2017 PSU Award (3)(4)	3/31/2017	—	—	16,750	106,195
2018 RSU Award (2)	3/31/2018	7,425	47,075
2018 PSU Award (3)(5)	3/31/2018	—	—	15,075	95,576
Michael J. Burbach
2016 RSU Award (2)	3/31/2016	2,750	17,435	—	—
2016 PSU Award (3)(4)	3/31/2016	—	—	16,750	106,195
2017 RSU Award (2)	3/31/2017	5,500	34,870	—	—
2017 PSU Award (3)(4)	3/31/2017	—	—	16,750	106,195
2018 RSU Award (2)	3/31/2018	8,250	52,035	—	—
2018 PSU Award (3)(5)	3/31/2018	—	—	16,750	106,195
Kevin D. Richardson
2016 RSU Award (2)	3/31/2016	2,750	17,435
2016 PSU Award (3)(4)	3/31/2016	—	—	16,750	106,195
2017 RSU Award (2)	3/31/2017	5,500	34,870
2017 PSU Award (3)(4)	3/31/2017	—	—	16,750	106,195
2018 RSU Award (2)	3/31/2018	8,250	52,035
2018 PSU Award (3)(5)	3/31/2018	—	—	16,750	106,195
See Leong Fang
2016 RSU Award (2)	3/31/2016	825	5,231	—	—
2016 PSU Award (3)(4)	3/31/2016	—	—	5,025	31,859
2017 RSU Award (2)	3/31/2017	3,300	20,922	—	—
2017 PSU Award (3)(4)	3/31/2017	—	—	10,050	63,717
2018 RSU Award (2)	3/31/2018	4,950	31,383	—	—
2018 PSU Award (3)(5)	3/31/2018	—	—	10,050	63,717

(1)	Based on the closing price per share of our common stock on the NYSE on December 31, 2018, of $6.34 per share, the last trading day of fiscal year 2018.
(2)	Each of these time-based awards will vest with respect to one-third of the award on each of the first three anniversaries of the RSU grant date if service requirements are met.
(3)

Each of these performance-based awards will vest, if at all, on the later to occur of (x) the third anniversary of the grant date and, (y) the date Compensation Committee certifies the applicable performance objectives.

(4)

The portion of the PSUs that vest will depend on the Company’s Cumulative Managerial Controllable Free Cash Flow and Relative Free Cash Flow Yield for performance over the three-year period from 2016 through 2018 for the PSUs granted in 2016 and from 2017 through 2019 for the PSUs granted in 2017 (the “Performance Period”). In order for any PSUs to be earned for the Performance Period, both (i) Cumulative Managerial Controllable Free Cash Flow must be achieved at a level at least equal to the threshold performance level, and (ii) Relative Free Cash Flow Yield must be positive in at least one of the three years measured during the Performance Period. If both such conditions are met, the number of PSUs earned will be equal to one-third of the target number of PSUs, multiplied by (i) the number of years during the Performance Period (out of three) that the Relative Free Cash Flow Yield was positive, multiplied by (ii) the Percent of Shares Earned based on Cumulative Managerial Controllable Free Cash Flow. The Percent of Shares Earned based on Cumulative Managerial Controllable Free Cash Flow is 50% for performance at the threshold level and increases up to 100% for performance at a target level. Performance at a level above a target level does not result in shares earned in excess of the target number of PSUs awarded. The number of unearned PSUs is reported in the “Equity Inventive Plan Awards: Market Value of Unearned Units That Have Not Vested” column based on achieving threshold performance goals.

(5)

The portion of the PSUs that vest will depend on the Company’s actual Cumulative Adjusted EBITDA and Cumulative Managerial Controllable Free Cash Flow during the three-year period from 2018 through 2020 against established targets for each objective, each as set forth below. Each performance objective is weighted equally, with fifty-percent of the PSUs subject to each criteria vesting upon threshold performance, and 100% vesting upon target performance, with straight line interpolation between each level. If performance for either objective is below the applicable threshold, none of the corresponding PSUs will be earned.

Performance Criteria	Threshold (50% Vesting)(1)(2)	Target (100% Vesting)(1)
Cumulative Adjusted EBITDA (50%)	$550.0M	$700.0M
Cumulative Managerial Controllable Free Cash Flow (50%)	$450.0M	$650.0M
(1)	Performance between the above referenced threshold and target levels will (1) be interpolated on a straight-line basis.

(2)	None of the corresponding PSUs vest if performance for the applicable target is below threshold.

The number of unearned PSUs is reported in the “Equity Inventive Plan Awards: Market Value of Unearned Units That Have Not Vested” column based on achieving threshold performance goals.

(6)	Due to Mr. Fang’s retirement from the executive vice president of operations role, Ryerson’s Board approved vesting of Mr. Fang’s outstanding RSU shares effective January 1, 2019.

Option Exercises and Stock Vested

	Stock awards
Name (a)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (1) (e)
Edward J. Lehner	70,924	$661,201
Erich S. Schnaufer	9,577	$84,983
Michael J. Burbach	19,090	$178,687
Kevin D. Richardson	19,090	$178,687
See Leong Fang	6,552	$60,330

(1)

The value realized is calculated by multiplying the number of shares of stock received by the closing price per share of our common stock on the NYSE on the applicable vesting date or, if such date was not a trading date, on the last trading day immediately preceding the vesting date.  In 2018, certain RSUs held by our named executive officers vested on March 31, 2018, which was not a trading day, and the closing price per share of our common stock on March 30, 2018, which was the trading day immediately preceding such vesting date, was $8.15.  In addition, certain PRSUs held by our named executive officers vested on August 17, 2018, and the closing price per share of our common stock on such date was $9.85.

Pension Benefits

The following table reflects the pension benefits of Messrs. Burbach and Richardson.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Michael J. Burbach	Ryerson Pension Plan	21.67	$780,648	—
	Integris Excess Benefit Retirement Plan	21.67	$139,298	—
Kevin D. Richardson	Ryerson Pension Plan	12.75	$132,409	—

(1)

The actuarial present value of Mr. Burbach’s accumulated benefit under the relevant plan assumes retirement at age 62 with at least 10 years of credited service, which is the earliest he would be eligible to receive unreduced benefits. The actuarial present value of Mr. Richardson’s accumulated benefit under the relevant plan assumes retirement at age 65 and at least 5 years of credited service, at which time he would be eligible for the maximum benefit. Both are computed as of December 31, 2018, the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. See Note 10. “Employee Benefits—Summary of Assumptions and Activity” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for information regarding the valuation method and assumptions used in quantifying these amounts.

Of our named executive officers, only Messrs. Burbach and Richardson were eligible to participate in the Ryerson Pension Plan and only Mr. Burbach was eligible to participate in the Integris Excess Benefit Retirement Plan, in each case, by virtue of their service with the Company prior to the applicable plan supplements being frozen. Our named executive officers no longer accrue any benefit under the plan. For additional information regarding their participation, see “Pension Plans,” above on page 35.

Qualified Pension Plan

Mr. Burbach participates in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Former Participants in the Integris Metals, Inc. Pension Plan, under which full pension benefits are payable to eligible employees who, as of the date of separation from employment, are at least age 62 with 10 years of vesting service. Reduced benefits are payable to eligible employees who, as of the date of separation from employment, are at least age 55 but less than age 62 with 10 years of vesting service. Accrued benefits are reduced by 7% for each year benefits commencement precedes age 62. Under this supplement, in general, benefits for eligible employees are based on two factors: (i) years of benefit service prior to the December 31, 2005 freeze date of this supplement, and (ii) the average annual earnings in the highest five consecutive paid calendar years during the ten-year period prior to December 31, 2005.

Mr. Richardson participates in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Salaried Employees of Ryerson Inc. and Certain Subsidiaries, under which pension benefits are payable to eligible employees who, as of the date of separation from employment, are (i) age 65 or older with at least 5 years of vesting service, (ii) age 55 or older with at least 10 years of vesting service, or (iii) any age with at least 30 years of vesting service. Benefits may be reduced depending on age and the type of benefit for which the participant qualifies when an individual retires and/or chooses to have benefit payments begin. Benefits are reduced under (ii) above if voluntary retirement commences prior to the employee reaching age 62 with at least 15 years of vesting service. Benefits are not reduced if the age and vesting service conditions under (i) or (iii) above are met. Under this supplement, in general, benefits for salaried employees are based on two factors: (i) years of benefit service prior to the December 31, 1997 freeze date of the pension benefit, and (ii) average monthly earnings, based on the highest consecutive 36 months of earnings during the participant’s last ten years of benefit service prior to the December 31, 1997 freeze date.

Supplemental Pension Plan

The Code imposes annual limits on contributions to and benefits payable from our qualified pension plan. Our nonqualified supplemental pension plans provide benefits to highly compensated employees (including our named executive officers) in excess of the limits imposed by the Code. Mr. Burbach is eligible for the Integris Excess Benefit Retirement Plan. Under this plan, payments are made on a monthly basis following retirement, along with the qualified plan monthly payments. The amount of benefit payable is an amount equal to the excess of the amount of pension plan benefit to which he would be entitled if such benefit were computed without giving any effect to the limitations imposed from time to time by Sections 401(a)(17) and 415 of the Code, less the amount of the qualified pension plan benefit to which he is entitled. Participants are fully vested in this supplemental plan after the earlier of attaining (i) age 65, or (ii) five years of vesting service, as defined in the qualified pension plan. If a participant’s termination occurs for reasons of cause, the participant’s or beneficiary’s supplemental benefit from this plan is permanently forfeited.

Nonqualified Deferred Compensation

The following table reflects information regarding our named executive officers’ participation in our nonqualified savings plan.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Michael J. Burbach	—	—	$204	—	$11,377
Kevin D. Richardson	—	—	$664	—	$37,031

(1)

Earnings reported in column (d) are not above-market or preferential, and as a result they are not reported as compensation in the Change In Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above.

(2)

All account balances are deferred to a cash account which is credited with interest at the monthly rate paid by our 401(k) savings plan’s Managed Income Portfolio Fund II fund, which in 2018 ranged from 0.13% to 0.17% per month, compounded monthly. The amounts reported in this column consist of interest earned on such deferred cash accounts.

The Code imposes annual limits on employee contributions to our 401(k) Plan. Our nonqualified savings plan is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual 401(k) contributions to defer, on a pre-tax basis, amounts in excess of the limits applicable to deferrals under our 401(k) Plan. Participants may contribute up to a maximum of 10% of their base compensation to our nonqualified savings plan when eligible. Our nonqualified savings plan allows deferred amounts to be notionally invested in the Managed Income Portfolio Fund II (or any successor fund) that is available to the participants in our 401(k) Plan.

Generally, each of our named executive officers is eligible for our nonqualified savings plan. Our named executive officers will be entitled to the vested balance of their respective accounts when they retire or otherwise terminate employment. Participants are generally permitted to choose whether the benefits paid following their retirement will be paid in a lump sum or installments, with all amounts to be paid by the end of the calendar year in which the employee reaches age 75. For participants terminating employment for reasons other than retirement, the account balance is payable in a lump sum by no later than 60 days after the 1-year anniversary of the termination of employment. None of our named executive officers made contributions to the nonqualified savings plan during 2018.

Potential Payments Upon Termination or Change in Control

Each of our named executive officers has entered into employment agreements, the material terms of which have been summarized under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” above on page 39. Upon certain terminations of employment, our named executive officers (employed as of December 31, 2018) are entitled to payments of compensation and certain benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer who was employed as of December 31, 2018 in the event of (i) termination other than for “cause” or termination with “good reason” (“involuntary termination”), or (ii) termination by reason of an executive’s death or disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2018, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Note that all unvested RSUs and PSUs are forfeited upon termination for any reason. In addition to the amounts reflected below, Messrs. Burbach and Richardson would also be eligible to receive amounts in connection with their terminations, based on their participation in the Company’s pension plans and nonqualified savings plan, which are further described above under “Pension Benefits,” on page 44, and under “Nonqualified Deferred Compensation,” on page 45.

Name		Severance ($)(1)	Annual Incentive Plan ($)(2)	3-Year AIP Average ($)(3)	Benefits Continuation ($)(4)	Total ($)
Edward J. Lehner
	Involuntary	1,313,250	2,188,750	—	23,998	3,525,998
	Death or Disability	67,346	2,188,750	—	—	2,256,096
Erich S. Schnaufer
	Involuntary	325,500	358,050	78,255	17,431	779,236
	Death or Disability	25,038	358,050	—	—	383,088
Michael J. Burbach
	Involuntary	417,000	617,646	208,091	383	1,243,120
	Death or Disability	32,077	617,646	—	—	649,723
Kevin D. Richardson
	Involuntary	417,000	625,500	143,523	672	1,186,695
	Death or Disability	32,077	625,500	—	—	657,577
See Leong Fang
	Involuntary	36,346	233,043	—	858	270,247
	Death or Disability	24,231	233,043	—	—	257,274

(1)

In the event of an involuntary termination, consists of (i) 52 weeks or 12 months of base salary payment in the case of Messrs. Burbach, Richardson and Schnaufer, (ii) 18 months of base salary payment in the case of Mr. Lehner, and (iii) 6 weeks of base salary payment in the case of Mr. Fang (see Footnote (5) below). In the event of an executive’s termination due to death (but not disability), under the Ryerson Severance Plan, employees, including our named executive officers, are entitled to a payment equal to four weeks of base pay. The named executive officers’ receipt of payments after their terminations is subject to execution of a release and continued compliance with existing confidentiality, non-compete and non-solicitation provisions in their employment agreements in the case of Messrs. Burbach, Richardson and Schnaufer and with compliance with the executed confidentiality, non-competition and non-solicitation agreement in the case of Mr. Lehner.

(2)

If a named executive officer’s termination is due to an involuntary termination due to position elimination, death, permanent disability or retirement, he will be entitled to a pro-rated portion of the AIP payment to which he would have been entitled (based on Company performance) had he remained an employee through December 31, 2018. Actual 2018 AIP award payments for the fiscal year are reported in the table.

(3)

Under each of Messrs. Schnaufer’s, Burbach’s and Richardson’s employment agreements, if the executive is terminated involuntarily, he will receive a payment equal to the average of the AIP awards paid to him in the three years immediately preceding his termination date. For additional information, see “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards – Messrs. Schnaufer, Burbach and Richardson,” above on page 41.

(4)

Mr. Lehner is eligible for 18 months of medical and dental benefits continuation subsidized at the active employee rate as provided by his confidentiality, non-competition and non-solicitation agreement. Mr. Fang is eligible for 6 weeks at active employee rate under the Company’s Severance Plan. Messrs. Burbach and Richardson are eligible for 12 months of dental benefits continuation subsidized at the active employee rate as provided by their employment agreements. They are not eligible for medical insurance benefits under the terms of their employment agreements because both are eligible for the retiree medical benefits under the Ryerson Retiree Comprehensive Health Care Plan. Mr. Schnaufer is eligible for 12 months of medical and dental benefits continuation subsidized at the active employee rate as provided by his employment agreement.

(5)

Mr. Fang retired from his position as Executive Vice President — Operations and Chief Executive Officer, Asia of the Company, effective as of the close of business on December 31, 2018. As a result, Mr. Fang is no longer an executive officer.  However, he continues to be employed by the Company in a non-executive role and is eligible for the same severance benefits of similarly situated employees.

STOCK OWNERSHIP

Directors and Executive Officers

The directors, nominees for director and executive officers furnished the following information to us regarding the shares of Ryerson common stock that they beneficially owned on February 28, 2019.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class
Directors
Kirk K. Calhoun	500	*
Court D. Carruthers	2,000	*
Eva M. Kalawski(1)	—	—
Jacob Kotzubei(1)	50,000	*
Stephen P. Larson	20,000	*
Philip E. Norment(1)	—	—
Mary Ann Sigler(1)(2)	7,500	*
Named Executive Officers
Edward J. Lehner(3)	218,689	*
Erich S. Schnaufer	34,522	*
Michael J. Burbach(4)	81,090	*
Kevin D. Richardson(5)	94,040	*
John E. Orth	1,666	*
All directors, nominees for director and executive officers as a group (13 persons)(6)	510,007	*

*	Less than 1% of class as of February 28, 2019 (total outstanding common stock on that date was 37,444,005 shares).
(1)

Mses. Kalawski and Sigler and Messrs. Kotzubei and Norment are directors and each disclaims beneficial ownership of any shares of our common stock that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein. Platinum’s ownership of shares of our common stock is set forth in the table below under “Ownership of More Than 5% of Ryerson Stock,” on page 48.

(2)	Includes 7,500 shares held by a family trust of which Ms. Sigler and her spouse are each beneficiaries and trustees.
(3)	Includes 37,000 shares held jointly by Mr. Lehner and his spouse.
(4)	Includes 46,850 shares held jointly by Mr. Burbach and his spouse.
(5)	Includes 45,000 shares held jointly by Mr. Richardson and his spouse.
(6)	Our executive officers at February 28, 2019 consisted of Messrs. Lehner, Schnaufer, Burbach, Richardson, and Orth.

Ownership of More Than 5% of Ryerson Stock

The table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of Ryerson common stock as of February 28, 2019.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class(1)
Joint filing by:
Tom Gores, Platinum Equity, LLC and the other reporting persons identified in the applicable Schedule 13G/A(2)	21,037,500	56.18%

(1)	The percentages in the table are based on the 37,444,005 shares of common stock outstanding as of February 28, 2019.
(2)

Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2016, by each of the following reporting persons (i) RYPS, LLC (“RYPS”), (ii) Platinum Equity Capital Partners, L.P. (“PECP”), (iii) Platinum Equity Capital Partners-PF, L.P. (“PECP-PF”), (iv) Platinum Equity Capital Partners-A, L.P. (“PECP-A”), (v) Platinum Equity Capital Partners II, L.P. (“PECP II”), (vi) Platinum Equity Capital Partners-PF II, L.P. (“PECP-PF II”), (vii) Platinum Equity Capital Partners-A II, L.P. (“PECP-A II”), (viii) Platinum Rhombus Principals, LLC (“PRP”), (ix) Platinum Equity Partners, LLC (“PEP”), (x) Platinum Equity Investment Holdings, LLC (“PEIH”), (xi) Platinum Equity Partners II, LLC (“PEP II”), (xii) Platinum Equity Investment Holdings II, LLC (“PEIH II”), (xiii) Platinum Equity, LLC (“Platinum Equity”), and (xiv) Tom Gores, an individual. The business address of each of the reporting persons identified in this footnote is 360 North Crescent Drive, South Building, Beverly Hills, California 90210.

According to the Schedule 13G/A, of these 21,037,500 shares, (i) RYPS had sole voting and dispositive power with respect to 21,037,500 shares, (ii) PECP had shared voting and dispositive power with respect to 3,022,756.57 shares, (iii) PECP-PF had shared voting and dispositive power with respect to 564,690.79 shares, (iv) PECP-A had shared voting and dispositive power with respect to 830,427.65 shares, (v) PECP II had shared voting and dispositive power with respect to 9,399,614.5 shares, (vi) PECP-PF II had shared voting and dispositive power with respect to 1,523,055.5 shares, (vii) PECP-A II had shared voting and dispositive power with respect to 1,489,455 shares, (viii) PRP had shared voting and dispositive power with respect to 4,207,500 shares, (ix) PEP had shared voting and dispositive power with respect to 4,417,875 shares, (x) PEIH had shared voting and dispositive power with respect to 4,417,875 shares, (xi) PEP II had shared voting and dispositive power with respect to 12,412,125 shares, (xii) PEIH II had shared voting and dispositive power with respect to 16,619,625 shares, (xiii) Platinum Equity had shared voting and dispositive power with respect to 21,037,500 shares, and (xiv) Tom Gores had shared voting and dispositive power with respect to 21,037,500 shares. According to a Form 4 filed by Tom Gores on August 15, 2014, an additional 50,000 shares not reflected in the above table are held by a trust for his benefit and such shares may be deemed to be beneficially owned by him.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, including our named executive officers, and any person who owns more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of Ryerson stock with the SEC. Based on a review of Forms 3, 4 and 5 and any amendments thereto, and on written representations from the certain of the Reporting Persons, we believe that in 2018 our Reporting Persons made all required Section 16(a) filings on a timely basis.

RELATED PARTY TRANSACTIONS

Investor Rights Agreement

Ryerson Holding Corporation and Platinum entered into an investor rights agreement (the “Investor Rights Agreement”) in connection with the IPO that provides for, among other things, demand, piggyback and Form S-3 registration rights and board nomination rights.

The Investor Rights Agreement provides that Platinum may make written demands of us to require us to register the shares of our common stock owned by Platinum; provided, however that we will not be obligated to effect more than two such demand registrations. In addition, Platinum has piggyback registration rights entitling them to require us to register shares of our common stock owned by them in connection with any registration statements filed by us after the completion of the IPO, subject to certain exceptions. We have also agreed to use commercially reasonable efforts to qualify for registration on Form S-3 for secondary sales. After we have qualified for the use of Form S-3, Platinum will, subject to certain exceptions, have the right to request an unlimited number of registrations on Form S-3. We are not obligated to effect a registration unless certain pricing or timing conditions are first satisfied.

On December 20, 2016, we filed a Registration Statement on Form S-3 after Platinum exercised its right to request a registration on Form S-3. The Form S-3 was declared effective on January 15, 2017.

The Investor Rights Agreement provides that we will indemnify Platinum against losses suffered by it in connection with any untrue or alleged untrue statement of a material fact contained in any prospectus, offering circular, or other document delivered or made available to investors (or in any related registration statement or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by Platinum for use therein.

The Investor Rights Agreement provides that for so long as Platinum collectively beneficially owns at least (i) 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate for election to the Board no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board, (ii) at least 15% but less than 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate two directors, and (iii) at least 5% but less than 15% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate one director. The agreement also provides that if the size of the Board is increased or decreased at any time, Platinum’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

The Investor Rights Agreement was negotiated among management and Platinum, and we believe the Investor Rights Agreement is on arm’s-length terms.

Policies and Procedures Regarding Transactions with Related Persons

Our Board has adopted a written policy regarding related person transactions that contains procedures for the review and approval/disapproval of such transactions. Related person transactions are transactions between the Company and/or its subsidiaries and affiliates on the one hand and “related persons” on the other hand. As a general matter, the policy requires the Nominating and Corporate Governance Committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. In addition, the policy lists certain transactions that are deemed to be pre-approved. A “related person” is: (i) any director, nominee for director or executive officer of the Company; (ii) any immediate family member of a director, nominee for director or executive officer; and (iii) any holder of 5% or more of any class of our voting securities, and any immediate family member of such holder.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, the transaction must be promptly submitted to the Nominating and Corporate Governance Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Nominating and Corporate Governance Committee will take into account, among other factors the Committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in any discussion or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Nominating and Corporate Governance Committee that considers the transaction.

OTHER INFORMATION

Stockholder Proposals and Director Nominations for the 2020 Annual Meeting

Stockholders may present proposals for action at a future meeting or submit nominations for election of directors only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated Bylaws, as applicable. Each proposal submitted must be a proper subject for stockholder action at the meeting.

In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2020, the proposal or nomination must be received by us at our principal executive offices no later than November 13, 2019 and it must comply with the requirements of the proxy rules established by the SEC and our amended and restated Bylaws, as applicable. In particular, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2020 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices (227 W. Monroe St., 27th Floor, Chicago, Illinois 60606) no later than January 24, 2020 and no earlier than December 25, 2019, and must comply with the other provisions of our amended and restated Bylaws. The notice must be submitted by a stockholder of record and must set forth the information required by the SEC proxy rules and the Company’s Bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2020 annual meeting of stockholders, including:

•	The nature of the proposed business, the text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting;
•	The stockholder’s name, address and other personal information;

•	The class and number of shares of our stock beneficially owned by the stockholder;
•	A description of any material interest of the stockholder in the proposed business;
•	A description of all arrangements or understandings between the stockholder and others in connection with the proposal of the business; and
•	With respect to a director nomination, additional information regarding the proposed nominee.

The chairperson of the meeting may disregard (i) any business not properly brought before the meeting according to our Bylaws and other applicable requirements, and (ii) any nomination not made in accordance with the above procedures.

Stockholder Nominations for Directors

If a stockholder wishes to suggest a director nominee for the Nominating and Corporate Governance Committee’s consideration, it may do so in writing by mailing the suggestion to Ryerson Holding Corporation, Attention: Secretary, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606. The Nominating and Corporate Governance Committee will consider director nominees suggested by stockholders for election at the annual stockholders meeting if our corporate secretary receives the suggestion not less than 90 days nor more than 120 days in advance of the anniversary of the prior year’s meeting. The suggestion must describe in detail the proposed director nominee’s qualifications and other relevant biographical information. It also must include:

•	The stockholder’s name, address and contact information;
•	The class and number of shares of our stock beneficially owned by the stockholder;
•	A description of all arrangements or understandings between the stockholder, the suggested director nominee and/or any others in connection in connection with the suggested nomination;
•	Our Bylaws, including the procedures outlined above;
•	Any other information that must be disclosed about director nominees in proxy solicitations under Regulation 14A of the Exchange Act; and
•	A representation that such stockholder intends to appear in person or be present by proxy at the meeting to nominate the person named in its notice.

The Nominating and Corporate Governance Committee may disregard any nomination not made in accordance with the above procedures.

Ryerson’s Annual Report on Form 10-K

We made our Annual Report on Form 10-K for the year ended December 31, 2018, available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge by contacting us at Investor Relations, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com , or telephone: 312-292-5130. Our SEC filings, including our Annual Report on Form 10-K, can be found on our website http://ir.ryerson.com/ by clicking on “SEC Filings,” or through the SEC’s website at www.sec.gov.

We request that you promptly request a proxy card to sign, date, and return or provide voting instructions over the telephone or through the Internet so that your vote will be included at the meeting.

Appendix A

Amended and Restated 2014 Omnibus Incentive Plan

RYERSON HOLDING CORPORATION

2014 OMNIBUS INCENTIVE PLAN

Effective August 6, 2014

Amended and Restated [  ], 2019

1.Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based incentives to Eligible Persons to encourage such persons to expend maximum effort in the creation of stockholder value. The Plan was originally adopted on August 6, 2014, and amended and restated in its present form, on [  ], 2019 (the “Restatement Date”).

2.Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)“Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c)“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means, with respect to any Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s conviction of or indictment for any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Company or its Affiliates, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its Affiliates, or (4) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; provided, however, that if, subsequent to the Participant’s voluntary Termination for any reason or involuntary Termination by the Service Recipient without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f)“Change in Control” means:

(i)a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(ii)the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including but not limited to a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to the Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of the Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(iv)the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h)“Committee” means the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i)“Company” means Ryerson Holding Corporation, a Delaware corporation.

(j)“Company Voting Securities” has the meaning set forth in 2(f)(i) above.

(k)“Corporate Event” has the meaning set forth in Section 10(b) below.

(l)“Data” has the meaning set forth in Section  20(c) below.

(m)“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(n)“Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (i) two years after the date on which the Participant was granted the Incentive Stock Option or (ii) one year after the date upon which the Participant acquired the Stock.

(o)“Effective Date” means August 6, 2014.

(p)“Eligible Person” means (1) each employee and officer of the Company or of any of its Affiliates, including each such employee and officer who may also be a director of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates, (3) each other natural person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor and who is designated as eligible by the Committee, and (4) each natural person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term Affiliate as used in this Section 2(p) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and (ii) with respect to any Award that is intended to qualify as an Incentive Stock Option, the term “Affiliate” as used in this Section 2(p) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Code Section 424(f). An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

(r)“Expiration Date” means the date upon which the term of an Option or Stock Appreciation Right expires, as determined under Section 5(b) or 8(b) hereof, as applicable.

(s)“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination, or if the closing price is not reported on such date of determination, the closing price on the most recent date on which such closing price is reported. If the Stock is not listed on a national securities exchange, the Fair Market Value shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(t)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u)“Incumbent Board” shall have the meaning set forth in Section 2(g)(ii) above.

(v)“Non-Control Transaction” has the meaning set forth in Section 2(f)(iii) above.

(w)“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(y)“Option Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(z)“Parent Company” has the meaning set forth in Section 2(f)(iii) above.

(aa)“Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other Person who holds an Award.

(bb)“Participant Agreement” means an employment or services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(cc)“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(dd)“Plan” means this Ryerson Holding Corporation 2014 Omnibus Incentive Plan, as amended and restated on [  ], 2019 and as further amended from time to time.

(ee)“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

(ff)“Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(gg)“Reorganization” has the meaning set forth in Section 2(f)(iii) above.

(hh)“Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ii)“Restricted Stock Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock grant.

(jj)“Restricted Stock Unit” means a notional unit, granted to a Participant under Section 7 hereof, representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(kk)“RSU Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual grant of Restricted Stock Units.

(ll)“SAR Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of an individual grant of Stock Appreciation Rights.

(mm)“Securities Act” means the Securities Act of 1933, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

(nn)“Service Recipient” means, with respect to a Participant holding a given Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(oo)“Stock” means the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(pp)“Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof,  to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) below, Stock Appreciation Rights shall be settled in Stock.

(qq)“Surviving Company” has the meaning set forth in Section 2(f)(iii) above.

(rr)“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.Administration.

(a)Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants, and beneficiaries of Participants.  For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or the full Board (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to the Qualifying Committee, and the taking of any action by the Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c)Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with subsection (b) above.

(d)Section 409A. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable.

4.Shares Available Under the Plan.

(a)Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal 3,495,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NASDAQ Listing Rule 5635(c) and IM-5635-1, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations.

(b)Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an Award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either (1) the applicable shares are withheld or surrendered following the termination of the Plan or (2) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Stock is listed.

(c)Incentive Stock Options.  All shares of Stock reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d)Limitation on Awards to Non-Employee Directors.  Notwithstanding anything to the contrary herein, the maximum number of shares of Stock that may be subject to Awards granted to any non-employee director of the Company in any one calendar year shall not exceed 20,000 shares of Stock (subject to adjustment as provided in Section 10 hereof).

5.Options.

(a)General. Certain Options granted under the Plan are intended to qualify as Incentive Stock Options. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(p) above) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical.

(b)Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c)Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant; provided, however, that if an Option is intended to qualify as either (1) a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, or (2) an Incentive Stock Option, then in each case the applicable exercise price shall not be less than the Fair Market Value on the date of grant, subject to subsection (g) below in the case of any Incentive Stock Option.

(d)Payment for Stock. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full upon exercise of an Option (1) in immediately available funds in United States dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Anything herein to the contrary notwithstanding, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e)Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires.

(f)Termination of Employment or Service. Except as provided by the Committee in an Option Agreement or otherwise:

(i)In the event of a Participant’s Termination for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s outstanding Options shall cease, (B) each of such Participant’s outstanding unvested Options shall expire as of the date of such Termination, and (C) each of such Participant’s outstanding vested Options shall remain exercisable until the earlier of the applicable Expiration Date and the date that is ninety (90) days after the date of such Termination.

(ii)In the event of a Participant’s Termination by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s outstanding Options shall cease, (ii) each of such Participant’s outstanding unvested Options shall expire as of the date of such Termination, and (iii) each of such Participant’s outstanding vested Options shall remain exercisable until the earlier of the applicable Expiration Date and the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or by the applicable laws of descent and distribution until their expiration, but only to the extent that the Options were vested by such Participant at the time of such Termination.

(iii)In the event of a Participant’s Termination by the Service Recipient for Cause, all of such Participant’s outstanding Options (whether or not vested) shall immediately expire as of the date of such Termination.

(g)Special Provisions Applicable to Incentive Stock Options.

(i)No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(ii)To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iii)Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6.Restricted Stock.

(a)General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b), and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, until such time as the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock.

(c)Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock, or if the original purchase price is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7.Restricted Stock Units.

(a)General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.

(c)Delivery of Stock. Restricted Stock Units shall be subject to a deferral period as set forth in the applicable RSU Agreement, which may or may not coincide with the vesting period, as determined by the Committee in its discretion. Delivery of Stock, cash, or property, as determined by the Committee, will occur upon a specified delivery date or dates upon the expiration of the deferral period specified for the Restricted Stock Units in the RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends (or dividend equivalents), if any, with respect to Restricted Stock Units prior to the actual delivery of shares of Stock.

(d)Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units shall cease, (2) each of such Participant’s outstanding unvested Restricted Stock Units shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.Stock Appreciation Rights.

(a)General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical.

(b)Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c)Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that if a Stock Appreciation Right is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, then the applicable base price shall not be less than the Fair Market Value on the date of grant.

(d)Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires.

(e)Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f)Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement or otherwise:

(i)In the event of a Participant’s Termination for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s outstanding Stock Appreciation Rights shall cease, (B) each of such Participant’s outstanding unvested Stock Appreciation Rights shall expire as of the date of such Termination, and (C) each of such Participant’s outstanding vested Stock Appreciation Rights shall remain exercisable until the earlier of the applicable Expiration Date and the date that is ninety (90) days after the date of such Termination.

(ii)In the event of a Participant’s Termination by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s outstanding Stock Appreciation Rights shall cease, (ii) each of such Participant’s outstanding unvested Stock Appreciation Rights shall expire as of the date of such Termination, and (iii) each of such Participant’s outstanding vested Stock Appreciation Rights shall remain exercisable until the earlier of the applicable Expiration Date and the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the person or persons to whom a Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until their expiration, but only to the extent that the Stock Appreciation Rights were vested by such Participant at the time of such Termination.

(iii)In the event of a Participant’s Termination by the Service Recipient for Cause, all of such Participant’s outstanding Stock Appreciation Rights (whether or not vested) shall immediately expire as of the date of such Termination.

9.Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.Adjustment for Recapitalization, Merger, etc.

(a)Capitalization Adjustments. The aggregate number of shares of Stock that may be granted or purchased pursuant to Awards (as set forth in Section 4 above), the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

(b)Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(i)The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Awards are Awards that vest subject to the achievement of  performance objectives or criteria, such performance objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

(ii)The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event, with any Awards that vest subject to the achievement of performance objectives or criteria deemed earned at the target level (or if no target is specified, the maximum level) with respect to all unexpired performance periods;

(iii)The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration; and

(iv)The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee.

(c)Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award.

11.Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12.Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person.

13.Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14.Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15.Compliance with Laws.

The obligation of the Company to deliver Stock upon vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the Securities and Exchange Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.Withholding Obligations.

As a condition to the vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the vesting, exercise, or settlement date of the Award, as applicable.  Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.

17.Amendment of the Plan or Awards.

(a)Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b)Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c)Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)No Repricing of Awards without Stockholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a)), (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b).

18.Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Restatement Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19.Effective Date of the Plan.

The Plan, as amended and restated, is effective as of the Restatement Date, subject to stockholder approval.

20.Miscellaneous.

(a)Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b)Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

(c)Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(d)Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–United States tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(d) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–United States nationals or are primarily employed or providing services outside the United States.

(e)No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or bylaws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(g)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(h)Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(i)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(j)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Appendix B

Non-GAAP Financial Information for Compensation Discussion and Analysis

The following table sets forth the reconciliation of Adjusted EBITDA and Managerial Controllable Free Cash Flow to the most comparable GAAP measures for the year ended December 31, 2018.

Reconciliation of Net income to Adjusted EBITDA, excluding LIFO and Managerial Controllable Free Cash Flow, non-GAAP measures
(in millions)	Fiscal Year Ended December 31, 2018 ($)
Net income attributable to Ryerson Holding Corporation	106.0
Interest and other expense on debt	99.2
Provision for income taxes	10.3
Depreciation and amortization expense	52.9
EBITDA	268.4
Gain on bargain purchase	(70.0)
Reorganization	6.1
Foreign currency transaction gains	(2.5)
Loss on retirement of debt	1.7
Purchase consideration and other transaction costs	14.3
Other adjustments	(0.2)
Adjusted EBITDA	217.8
LIFO expense	90.2
Adjusted EBITDA, excluding LIFO Expense	308.0
Changes in Consolidated Statements of Cash Flow for:
Inventories	(21.4)
Receivables	(64.8)
Accounts Payable	58.4
Capital Expenditures	(38.4)
Proceeds from Sale of Property, Plant and Equipment	5.9
Managerial Controllable Free Cash Flow	247.7

RYERSON Ryerson holding corporation 227 w. Monroe st., 27th floor Chicago, il 60606 investor address line 1 investor address line 2 investor address line 3 investor address line 4 investor address line 5 john sample 1234 anywhere street any city, on a1a 1a1 1of 2 1 1 vote by internet-www.proxyvote.com use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 Central Time on April 23, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 Central Time on April 23, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.the company name inc. – common the company name inc. – class a the company name inc. – class b the company name inc. – class c the company name inc. – class d the company name inc. – class d the company name inc. – class e the company name inc. – class f the company name inc. – 401k CONTROL # 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 page 1 of 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Stephen P. Larson 02 Philip E. Norment The Board of Directors recommends you vote FOR proposals 2. and 3. 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019. 3. Approval of the Amended and Restated 2014 Omnibus Incentive Plan. NOTE: Such other business as may properly come before the Annual Meeting For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 0000400432_1 R1.0.1.18 02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap are available at www.proxyvote.com RYERSON HOLDING CORPORATION Annual Meeting of Stockholders April 24, 2019 2:00 PM Central Time This proxy is solicited by the Board of Directors. The stockholder(s) hereby appoint(s) Mark S. Silver and Camilla R. Merrick, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RYERSON HOLDING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., Central Daylight Time on April 24, 2019, at 2:00 p.m. Central Time, JW Marriott Houston Downtown, 806 Main Street, Houston, Texas 77002, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000400432 2 R1.0.1.18